**IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE**

In re: AEROCENTURY CORP., *et al.*,[1] Debtors.	Chapter 11 Case No. 21-10636 (JTD) (Jointly Administered) **Re: Docket No. 282**

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER APPROVING AND CONFIRMING THE COMBINED DISCLOSURE STATEMENT AND JOINT CHAPTER 11 PLAN OF THE DEBTORS

Upon consideration of (i) the *Combined Disclosure Statement and Joint Chapter 11 Plan of AeroCentury Corp., and its Affiliated Debtors* attached hereto as **Exhibit A** (as amended, modified or supplemented, the "Combined Disclosure Statement and Plan" or the "Plan"),[2] (ii) the *Motion for Entry of an Order (I) Approving the Combined Disclosure Statement and Plan on an Interim Basis for Solicitation Purposes Only; (II) Establishing Solicitation and Tabulation Procedures; (III) Approving the Form of Ballot and Solicitation Materials; (IV) Establishing the Voting Record Date; (V) Fixing the Date, Time, and Place for the Combined Hearing and the Deadline for Filing Objections Thereto; and (VI) Granting Related Relief* [Docket No. 197] (the "Solicitation Motion") filed by the debtors and debtors in possession in the above-captioned cases (collectively, the "Debtors"), (iii) the *Declaration of Chris Tigno in Support of Confirmation of the Combined Disclosure Statement and Joint Chapter 11 Plan of AeroCentury Corp., and its Affiliated Debtors* [Docket No. 291] (the "Tigno Declaration"), (iii) the *Declaration*

[1] The Debtors in these chapter 11 cases, along with the last four digits of their federal employer identification number, are: AeroCentury Corp. (3974); JetFleet Holding Corp. (5342); and JetFleet Management Corp. (0929). The Debtors' mailing address is 1440 Chapin Avenue, Suite 310, Burlingame, CA 94010.

[2] Capitalized terms not defined herein shall have the meaning provided to them in the Combined Disclosure Statement and Plan.

of Adam Rosen in Support of Confirmation of the Combined Disclosure Statement and Joint Chapter 11 Plan of AeroCentury Corp., and its Affiliated Debtors [Docket No. 290] (the "Rosen Declaration" and together with the Tigno Declaration, the "Confirmation Declarations") (iv) the *Memorandum of Law in Support of Confirmation of the Combined Disclosure Statement and Joint Chapter 11 Plan of AeroCentury Corp., and its Affiliated Debtors* [Docket No. 289] (the "Confirmation Memorandum"), and (v) the *Declaration of Angela M. Nguyen With Respect to the Tabulation of Votes on the Combined Disclosure Statement and Joint Chapter 11 Plan of AeroCentury Corp., and its Affiliated Debtors* [Docket No. 81] (the "Voting Declaration"); and this Court, by order dated July 12, 2021 [Docket No. 222] (the "Interim Approval and Procedures Order"), having conditionally approved the Combined Disclosure Statement and Plan for solicitation purposes only, and authorized the Debtors to solicit acceptances for the Combined Disclosure Statement and Plan; and all objections and all reservations of rights that have not been withdrawn, waived, or settled pertaining to final approval and confirmation of the Combined Disclosure Statement and Plan having been overruled on the merits; and a hearing having been held on August 31, 2021, regarding final approval and confirmation of the Combined Disclosure Statement and Plan (the "Confirmation Hearing"); and upon the evidence adduced and proffered and the arguments of counsel made at the Confirmation Hearing; and this Court having reviewed all documents in connection with confirmation, and having heard all parties desiring to be heard with respect to confirmation; and upon the record compiled in the Chapter 11 Cases; and after due deliberation and consideration of all of the foregoing; and sufficient cause appearing therefor; this Court hereby makes the following:

FINDINGS OF FACT AND CONCLUSIONS OF LAW:

A. The findings and conclusions set forth herein and on the record of the Confirmation Hearing constitute this Court's findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B. This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 1334(a) and 157(1) and the *Amended Standing Order of Reference from the United States District Court for the District of Delaware*, dated as of February 29, 2012. Venue of these proceedings and the Chapter 11 Cases in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This is a core proceeding pursuant to 28 U.S.C. §157(b)(2) and this Court may enter a final order hereon under Article III of the U.S. Constitution.

C. This Court takes judicial notice of the docket in the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court and/or its duly appointed agent, including, without limitation, all pleadings, notices, and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before this Court during the Chapter 11 Cases, including, without limitation, the hearing on the Solicitation Motion and the Confirmation Hearing.

D. On June 22, 2021, the Debtors filed the initial version of the Combined Disclosure Statement and Plan [Docket No. 196]. On July 14, 2021, the Debtors filed the solicitation version of the Combined Disclosure Statement and Plan [Docket No. 225] (the "Solicitation Version"). The filing of the Combined Disclosure Statement and Plan satisfies Bankruptcy Rule 3016 and Local Rule 3017-2.

E. As evidenced by the *Certificate of Service* [Docket No. 237] and the *Supplemental Certificate of Service* [Docket No. 249] (the "Solicitation Certificates of Service"), on or before July 21, 2021, the Debtors caused the Ballots to be distributed as required by Bankruptcy Code Sections 1125 and 1126, Bankruptcy Rules 3017 and 3018, the Local Rules, all other applicable provisions of the Bankruptcy Code, the Interim Approval and Procedures Order, and all other rules, laws and regulations applicable to such solicitation. The Solicitation Packages were transmitted in accordance with the Interim Approval and Procedures Order. Sufficient time was provided for the Voting Class (as defined in the Interim Approval and Procedures Order) to vote to accept or reject the Combined Disclosure Statement and Plan. Such transmittal and service was adequate and sufficient under the circumstances and no other or further notice is or shall be required.

F. As evidenced by the Solicitation Certificates of Service, the Debtors have provided proper, adequate, and sufficient notice of the Combined Disclosure Statement and Plan and Confirmation Hearing, as required by Bankruptcy Rule 3017(d), to all Holders of Claims and Interests and all other parties in interest, and no other or further notice is or shall be required. Sufficient time was provided to all Holders of Claims and Interests and all other parties in interest to object to confirmation of the Combined Disclosure Statement and Plan.

G. The solicitation of acceptance or rejection of the Combined Disclosure Statement and Plan has been fair, properly conducted, in good faith, and in compliance with applicable provisions of the Bankruptcy Code, Bankruptcy Rules, Local Rules, the Interim Approval and Procedures Order, and all other rules, laws and regulations applicable to such solicitation.

H. The procedures by which the Ballots for acceptance or rejection of the Plan were distributed and tabulated, including as set forth in the Voting Declaration, under the circumstances of the Chapter 11 Cases were fair, properly conducted, and complied with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, applicable non-bankruptcy law, and the Interim Approval and Procedures Order. As more fully set forth in the Voting Declaration, Class 7 voted to accept the Plan.

I. Prior to the Confirmation Hearing, the Debtors filed the Plan Supplement. The Plan Supplement complies with the terms of the Plan, and the filing and notice of the Plan Supplement was, under the circumstances of the Chapter 11 Cases, appropriate and complied with the requirements of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Interim Approval and Procedures Order, and no other or further notice is or shall be required. The Debtors are authorized to modify the Plan Supplement documents following entry of this Confirmation Order in a manner consistent with this Confirmation Order, the Plan, or applicable law.

J. The Combined Disclosure Statement and Plan complies with all of the applicable provisions of the Bankruptcy Code including, but not limited to: (i) the proper classification of Claims and Interests (Bankruptcy Code Sections 1122, 1123(a)(i)); (ii) the specification of Unimpaired Classes (Bankruptcy Code Section 1123(a)(2)); (iii) the specification of treatment of Impaired Classes (Bankruptcy Code Section 1123(a)(3)); (iv) the provision for the equal treatment of each Claim or Interest within a particular class (Bankruptcy Code Section 1123(a)(4)); (v) the provision for adequate and proper means of implementation (Bankruptcy Code Section 1123(a)(5)); (vi) the prohibition against the issuance of non-voting equity securities (Bankruptcy Code Section 1123(a)(6)); (vii) the manner of selection of the directors of the Reorganized Debtors (Bankruptcy Code Section 1123(a)(7)); and (viii) the inclusion of additional

Plan provisions permitted to effectuate and implement the transactions contemplated by the Combined Disclosure Statement and Plan and the Plan Sponsor Agreement (Bankruptcy Code Section 1123(b)). Thus, the Combined Disclosure Statement and Plan satisfies Bankruptcy Code Section 1129(a)(1).

K. Article IX of the Plan provides for the appointment a board of directors for the Reorganized Debtors, who will serve as fiduciaries of the Debtors' Estates and the Reorganized Debtors as provided for in the Combined Disclosure Statement Plan, and who shall be empowered to, among other things, implement the terms of the Combined Disclosure Statement and Plan and otherwise operate the Reorganized Debtors' business operations, in accordance with the terms of the Combined Disclosure Statement and Plan and this Confirmation Order. The foregoing is consistent with the interest of Holders of Claims and Interests and with public policy and therefore, section 1123(a)(7) of the Bankruptcy Code is satisfied.

L. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class or sub-Class, unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest. Thus, section 1123(a)(4) of the Bankruptcy Code is satisfied.

M. Based upon the representations and arguments of counsel to the Debtors and other interested parties with respect to Confirmation, all other testimony either actually given or proffered in connection with Confirmation, including, without limitation, the Voting Declaration, the Confirmation Declarations and the Confirmation Memorandum, other evidence introduced at the Confirmation Hearing, and the full record of the Chapter 11 Cases, this Confirmation Order constitutes this Court's approval of the Plan Sponsor Agreement, because, among other things: (a) the Plan Sponsor Agreement provides significant value to the Debtors' Estates, including

providing a recovery to Interests, continuing the operations of the reorganized Debtors, and enables the prompt and efficient exit from chapter 11, and absent such agreement, there is a substantial likelihood that significantly less value would be available for Allowed Claims and Interests; (b) each of the parties supporting the Plan Sponsor Agreement are represented by counsel; (c) the Plan Sponsor Agreement is the product of significant arm's-length bargaining and good faith negotiations among sophisticated parties; and (d) the Plan Sponsor Agreement is in the best interests of the Debtors, their Estates, Holders of Claims and Interests, and other parties-in-interest, and is fair, equitable, and reasonable.

N. This Court has jurisdiction under 28 U.S.C. §§1334(a) and (b), and the *Amended Standing Order of Reference* dated as of February 29, 2012, from the United States District Court, to approve the releases and exculpations set forth in Article XIV of the Combined Disclosure Statement and Plan, and the related injunctions and discharges provided for therein. Bankruptcy Code Section 105(a) permits approval of such releases, exculpations, discharge, and injunctions because, as has been established here, based upon the record in the Chapter 11 Cases and the evidence presented at or in connection with the Confirmation Hearing, such provisions set forth in Article XIV of the Combined Disclosure Statement and Plan are: (i) within the jurisdiction of the Bankruptcy Court as set forth above; (ii) an appropriate exercise of the Debtors' business judgment; (iii) given in exchange for the good and valuable consideration provided by the Debtor Released Parties and the Third-Party Released Parties (collectively, the "Released Parties"); (iv) a good faith settlement and compromise of the claims and causes of action released by Article XIV of the Combined Disclosure Statement and Plan; (v) integral to the Plan Sponsor Agreement, and therefore essential to the formulation and implementation of the Plan; (iv) in the best interests of the Debtors and their Estates; (vi) fair, equitable, and reasonable; (vii) given and made after due

notice and an opportunity to object and be heard with respect thereto, as the Combined Disclosure Statement and Plan, the Confirmation Hearing Notice, and the Ballots each unambiguously state that (a) the Plan contains certain release, exculpation, discharge, and injunction provisions, and (b) affected parties may object to such release, exculpation, and injunction provisions; (viii) are consistent with sections 105, 524, 1123, 1129, and 1141 and other applicable provisions of the Bankruptcy Code and applicable law; and (ix) a bar to any Entity asserting any claim or cause of action released or exculpated by Article XIV of the Combined Disclosure Statement and Plan, including a bar to any of the Releasing Parties asserting any released claims or causes of action against any of the Third-Party Released Parties, as and to the extent provided for in the Plan and this Confirmation Order.

O. The releases in Section 14.1(c) of the Plan are consensual as they pertain to the Releasing Parties because they are given and made after due notice and an opportunity to object and be heard with respect thereto, as the Combined Disclosure Statement and Plan, the Confirmation Hearing Notice, and the Ballots each unambiguously state that (a) the Plan contains such releases, (b) affected parties may object to such releases, and (c) the Release Opt-Election may be exercised as provided for in the Plan.

P. In accordance with Bankruptcy Rule 3016(a), the Combined Disclosure Statement and Plan is dated and identifies the Debtors as the proponents thereof.

Q. As required by Bankruptcy Code Section 1129(a)(2), the Debtors, as proponents of the Combined Disclosure Statement and Plan, have complied with the Bankruptcy Code, Bankruptcy Rules, Local Rules, Interim Approval and Procedures Order, and all other rules, laws and regulations applicable to such solicitation. The Debtors are proper debtors under

Bankruptcy Code Section 109 and proper proponents of the Combined Disclosure Statement and Plan pursuant to Bankruptcy Code Section 1121(a).

R. The Combined Disclosure Statement and Plan has been proposed in good faith and in compliance with applicable provisions of the Bankruptcy Code, and not by any means forbidden by law, thus satisfying Bankruptcy Code Section 1129(a)(3).

S. Any payments made or promised by the Debtors for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Combined Disclosure Statement and Plan and incident to the Chapter 11 Cases, have been approved by, or are subject to approval of this Court as reasonable, thus satisfying Bankruptcy Code Section 1129(a)(4).

T. The identity of, and the terms of the proposed compensation to be paid to, the directors of the Reorganized Debtors is consistent with the interests of Holders of Claims and Interests and with public policy and thus, the Combined Disclosure Statement and Plan satisfies Bankruptcy Code Section 1129(a)(5).

U. The provisions of Bankruptcy Code Section 1129(a)(6) are inapplicable to the Chapter 11 Cases.

V. As evidenced by the Combined Disclosure Statement and Plan and the Voting Declaration and established at the Confirmation Hearing, each holder of a Claim or Interest in each Impaired Class has either accepted the Combined Disclosure Statement and Plan, or will receive or retain under the Combined Disclosure Statement and Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors liquidated under Chapter 7 of the Bankruptcy Code on such date. Thus, the Combined Disclosure Statement and Plan satisfies Bankruptcy Code Section 1129(a)(7).

W. As evidenced by the Voting Declaration, Class 7 has voted to accept the Combined Disclosure Statement and Plan. Classes 1 through 6 are not Impaired under the Combined Disclosure Statement and Plan and are, therefore, deemed to have accepted the Combined Disclosure Statement and Plan under Bankruptcy Code Section 1126(f), thus satisfying Bankruptcy Code Section 1129(a)(8). Accordingly, all Classes of Claims and Interests have voted to accept the Plan or are deemed to accept the Plan.

X. Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the treatment of Claims under the Combined Disclosure Statement and Plan of the type specified in Bankruptcy Code Sections 507(a)(1) and 507(a)(3) – 507(a)(8), if any, complies with the provisions of Bankruptcy Code Section 1129(a)(9).

Y. Class 7 is Impaired and has accepted the Combined Disclosure Statement and Plan, determined without including any acceptances of the Combined Disclosure Statement and Plan by any insider. Thus, the Combined Disclosure Statement and Plan satisfies Bankruptcy Code Section 1129(a)(10).

Z. The Combined Disclosure Statement and Plan and the evidence adduced at the Confirmation Hearing, including the Confirmation Declarations, are (i) persuasive and credible, made in good faith, and have utilized reasonable and appropriate methodologies and assumptions; (ii) have not been controverted by other evidence; and establish that the Reorganized Debtors will be solvent as of the Effective Date after giving effect to the Restructuring Transactions, there is reasonable assurance of the Combined Disclosure Statement and Plan's prospects for success and confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the debtors, and thus, the Plan is feasible within the meaning of section 1129(a)(11) of the Bankruptcy Code.

AA. All fees payable on or before the Effective Date, pursuant to United States Code title 28 section 1930, shall be paid in full in Cash by the Debtors on or before the Effective Date. All fees payable after the Effective Date shall be paid in full in cash by the Reorganized Debtors until the cases are converted, dismissed, or closed, whichever occurs first. Notwithstanding anything to the contrary in the Plan, the U.S. Trustee shall not be required to file a request for allowance of any Administrative Claims on account of such fees.

BB. No Debtor offered "retiree benefits," as that term is used in the Bankruptcy Code, was required to pay a domestic support obligation, or is an individual. Accordingly, Bankruptcy Code Sections 1129(a)(13)–(15) are inapplicable.

CC. The Debtors are moneyed, business, or commercial corporations. Accordingly, Bankruptcy Code Section 1129(a)(16) is inapplicable.

DD. No other chapter 11 plan has been moved for confirmation.

EE. The primary purpose of the Combined Disclosure Statement and Plan is not the avoidance of taxes or the requirements of Section 5 of the Securities Act of 1933.

FF. The Debtors and their officers, directors, employees, advisors, professionals, other agents, and the Plan Sponsor have acted in good faith within the meaning of section 1125(e) of the Bankruptcy Code, and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Interim Approval and Procedures Order, in connection with all of their respective activities relating to the solicitation of the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and they are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the injunction, discharge, exculpation, and release provisions set forth in Article XIV of the Plan and in this Confirmation Order to the extent provided in the Plan and this Confirmation Order.

GG. The transactions contemplated pursuant to the Combined Disclosure Statement and Plan, including those contemplated by the Plan Sponsor Agreement, the merger of JetFleet Management into JetFleet Holdings, and the Restructuring Transactions, are essential elements of the Combined Disclosure Statement and Plan, proposed in good faith, critical to the Combined Disclosure Statement and Plan, and in the best interests of the Debtors, their Estates, all Holders of Claims and Interests, and all other parties in interest. All of the documents to be executed and delivered in connection with such transactions were negotiated and proposed, and will be or have been entered into, in good faith, without collusion, and from arm's-length bargaining positions. All such documents are, or will be, valid, binding, and enforceable agreements.

HH. The conditions to the occurrence of the Effective Date in Article XIII of the Combined Disclosure Statement and Plan are reasonably likely to be satisfied or waived in accordance with the Combined Disclosure Statement and Plan.

II. The Debtors have satisfied any and all regulatory approvals and consents required to effectuate the transactions contemplated by the Plan Sponsor Agreement and the Plan, including, but not limited to, the approval of the Combined Disclosure Statement and Plan (which contemplates the issuance and sale of shares of common stock by AeroCentury Corp. to the Plan Sponsor, as set forth in the Plan Sponsor Agreement) by holders of a majority of the outstanding shares of common stock of AeroCentury Corp. by way of the Ballots.

JJ. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, Section XII(a) provides for the assumption, assumption and assignment, or rejection of certain Executory Contracts. On the Effective Date, except as otherwise provided herein or in the Plan Supplement, each of the Executory Contracts not previously

assumed, or assumed and assigned, as applicable in accordance with the Plan or an Order of the Bankruptcy Court, or rejected pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract (1) identified in the Plan Supplement as an Executory contract to be assumed and assigned or rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

KK. The Debtors, as proponents of the Combined Disclosure Statement and Plan, have met their burden of proving the elements of Bankruptcy Code Sections 1129(a) and (b) by a preponderance of the evidence, which is the applicable evidentiary standard. This Court also finds that the Debtors have satisfied the elements of Bankruptcy Code Sections 1129(a) and (b) under the clear and convincing standard of proof.

LL. Any modifications to the Solicitation Version, as reflected in the Combined Plan and Disclosure Statement attached hereto as **Exhibit A**, comply with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and the Local Rules. The filing of the modifications and the description of them on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of the Chapter 11 Cases. Such modifications are either not material or do not adversely change the treatment of any Holders of Claims and Interests, do not require resolicitation of the Voting Class, and are approved pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019. No Holder of Claim that has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of such modifications. As a result of the foregoing, the Combined Disclosure Statement and Plan satisfies all applicable confirmation requirements.

MM. This Court properly may retain jurisdiction over the matters set forth in Article XV of the Combined Disclosure Statement and Plan.

NN. Under the circumstances, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived.

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

1. The Combined Disclosure Statement and Plan is approved and confirmed on a final basis pursuant to Bankruptcy Code Section 1129; *provided, however*, that, if there is any conflict between the terms of the Combined Disclosure Statement and Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. The terms of the Combined Disclosure Statement and Plan are incorporated by reference into, and are an integral part of, this Confirmation Order. Any objections to final approval and confirmation of the Combined Disclosure Statement and Plan, or any reservations of rights thereto, to the extent not withdrawn, waived, or resolved herein, are hereby overruled and denied on the merits.

2. The Combined Disclosure Statement and Plan is approved on a final basis as containing adequate information within the meaning of Bankruptcy Code Section 1125, and any objections to the adequacy of the information contained in the Combined Disclosure Statement and Plan not withdrawn, waived, or resolved herein are hereby overruled and denied on the merits.

3. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, upon the Effective Date, all settlements and compromises set forth in the Plan are approved in all respects, and constitute good faith compromises and settlements. Further, all documents, agreements and instruments evidencing and implementing the Plan Sponsor Agreement are

approved. The Debtors are authorized to execute and deliver such documents, agreements and instruments and to effectuate the Plan Sponsor Agreement.

4. Subject to the provisions of the Combined Disclosure Statement and Plan, in accordance with Bankruptcy Code Section 1141(a), and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the terms of the Combined Disclosure Statement and Plan and this Confirmation Order shall be immediately binding upon, and inure to the benefit of: (i) the Debtors; (ii) the Reorganized Debtors; (iii) any and all Holders of Claims or Interests (irrespective of whether any of such Claims or Interests are Impaired under the Combined Disclosure Statement and Plan or whether the Holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Combined Disclosure Statement and Plan, or whether such Holders filed a proof of claim or interest in the Chapter 11 Cases); (iv) any other Entity giving, acquiring or receiving property under the Combined Disclosure Statement and Plan; (v) any and all non-Debtor Parties to any Executory Contract; and (vi) the respective Affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, successors or assigns, if any, or any Entity claiming by, through or in the right of such Entity, of any of the foregoing. On the Effective Date, except as otherwise set forth in the Combined Disclosure Statement and Plan: (i) all settlements, compromises, releases, waivers, discharges, exculpations and injunctions set forth in the Combined Disclosure Statement and Plan shall be effective and binding on all Entities as provided for in the Combined Disclosure Statement and Plan and this Confirmation Order; and (ii) pursuant to Bankruptcy Code Sections 1141(b) and (c), all Assets of the Debtors (including, but not limited to, the Retained Causes of Action) shall vest in the Reorganized Debtors, in accordance with the Combined Disclosure Statement and Plan, on a free and clear basis as provided in the Combined Disclosure Statement and Plan.

5. The Combined Disclosure Statement and Plan shall not become effective unless and until the conditions set forth in Section 13.1 of the Combined Disclosure Statement and Plan have been satisfied or waived pursuant to Section 13.3 thereof.

6. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims who voted to accept the Plan, or who are conclusively presumed to have accepted the Plan, are deemed to accept the Plan.

7. The Plan's classification scheme is approved. The classifications set forth on the Ballots: (i) were set forth solely for purposes of voting to accept or reject the Plan; (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes; (iii) may not be relied upon by any Holder of an Interest as representing the actual classification of such Interest under the Plan for distribution purposes; and (iv) shall not be binding on the Debtors, the Estates and Reorganized Debtors except for Plan voting purposes.

8. Except as expressly provided in the Plan, the Plan Sponsor Agreement, the Plan Supplement, or this Confirmation Order, and unless sold or transferred pursuant to the Asset Sales, or otherwise waived, relinquished, exculpated, resolved, released, compromised or settled pursuant to the Plan or an order of the Bankruptcy Court: (i) in accordance with Section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall retain all Retained Causes of Action and nothing contained in the Plan, the Plan Supplement, or this Confirmation Order shall be deemed a release, waiver or relinquishment of any such Retained Causes of Action; and (ii) the Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Retained Causes of Action as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors' legal and equitable rights respecting any Claims or Interests that are not specifically waived or

relinquished by the Plan, this Confirmation Order, or any Final Order (including settlement or other agreements authorized thereby) may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. The Reorganized Debtors may pursue and/or litigate one or more Preference Actions in accordance with the Plan and this Confirmation Order.

9. Unless a Retained Cause of Action against a Holder or other person or Entity is expressly waived, relinquished, released, compromised or settled in the Plan, the Plan Sponsor Agreement, or any Final Order (including this Confirmation Order and including settlement or other agreements authorized by any Final Order), or otherwise sold or transferred pursuant to the Asset Sales, the Debtors, the Estates and the Reorganized Debtors expressly reserve such Retained Cause of Action for later adjudication by the Reorganized Debtors, including, without limitation, Retained Causes of Action of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist. Therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches or the like shall apply to such Retained Causes of Action upon or after the entry of this Confirmation Order or Effective Date based on the Combined Disclosure Statement and Plan or this Confirmation Order, except where such Retained Causes of Action have been expressly waived, relinquished, released, compromised or settled in the Plan, the Noteholder Settlement, this Confirmation Order, or any Final Order of the Bankruptcy Court or, following the Effective Date, in a written agreement duly executed by the Reorganized Debtors, which agreement, by its terms, is not subject to Bankruptcy Court approval.

10. The Debtors and the Reorganized Debtors, as applicable, are authorized to take or cause to be taken all corporate or other actions necessary or appropriate to implement all provisions of, and to consummate, the Plan and to execute, enter into or otherwise make effective all documents arising in connection therewith, including the Plan Sponsor Agreement.

11. On the Effective Date, the officers of the Debtors and the Reorganized Debtors are authorized to do all things and to execute and deliver all agreements, documents, instruments, notices, and certificates as are contemplated by the Plan and to take all necessary or appropriate actions required in connection therewith, in the name of and on behalf of the Debtors and the Reorganized Debtors, as applicable.

12. The approvals and authorizations specifically set forth in this Confirmation Order are not intended to limit the authority of the Debtors or the Reorganized Debtors to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order.

13. The Reorganized Debtors are hereby authorized to make Distributions after the Effective Date in accordance with this Confirmation Order and the Combined Disclosure Statement and Plan.

14. The Plan Supplement, and each of the documents therein, including, but not limited to, the Plan Sponsor Agreement, substantially in the forms filed with the Plan Supplement, are hereby authorized and approved. The failure to specifically reference any particular provision set forth in the Plan Sponsor Agreement in this Confirmation Order shall not diminish or impair the efficacy of such provision, it being the intent of the Court that the Plan Sponsor Agreement, and all other agreements or arrangements entered into by the Plan Sponsor and the Debtors in

connection with the Plan Sponsor Agreement, and each and every provision, term, and condition thereof be authorized and approved in their entirety.

15. The appointment of the directors of the Reorganized Debtors, as set forth in the Plan Supplement, are hereby approved. Such directors shall have such rights, powers, and duties and shall receive such compensation as is provided for in the Combined Disclosure Statement and Plan, the Plan Supplement, this Confirmation Order, and the Plan Sponsor Agreement.

16. On the Effective Date, all executory contracts and unexpired leases of the Debtors that have not been assumed, assumed and assigned, or rejected, prior to the Effective Date, or are not subject to a motion to assume or reject Filed before the Effective Date, shall be deemed assumed pursuant to this Confirmation Order, effective as of the Effective Date.

17. **Any Creditor asserting a rejection damage claim arising from a rejection pursuant to the Plan shall File a proof of Claim with the Debtors' claims and noticing agent, Kurtzman Carson Consultants, LLC, within thirty (30) days of the Effective Date, and shall also serve such proof of claim upon the Reorganized Debtors. Any Claim arising from the rejection of an executory contract or unexpired lease pursuant to this Plan that is not timely filed shall be forever disallowed and barred. The Reorganized Debtors retain the right to object to any rejection damage claim prior to the Claim Objection Deadline.**

18. **All objections to Claims (other than (i) Administrative Claims and (ii) Professional Fee Claims, which Professional Fee Claims shall be governed by Section 6.1(c) of the Plan, shall be Filed by the Reorganized Debtors on or before 180 days after the Effective Date, which date may be extended by the Bankruptcy Court upon a motion filed**

by the Reorganized Debtors on or before the Claim Objection Deadline with notice only to those parties entitled to notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002 as of the filing of such motion. The Filing of a motion to extend the Claim Objection Deadline shall automatically extend the Claim Objection Deadline until a final order is entered by the Bankruptcy Court. In the event that such a motion to extend the Claim Objection Deadline is denied the Claim Objection Deadline shall be the later of the then-current Claim Objection Deadline (as previously extended, if applicable) or thirty (30) days after entry of a Final Order denying the motion to extend the Claim Objection Deadline.

19. Unless required to be filed by an earlier date by another order of this Court, any Holder of an Administrative Claim that arose after the Petition Date, but prior to the Effective Date, other than a Professional Fee Claim or a claim for U.S. Trustee Fees, must file with this Court and serve on (i) the Reorganized Debtors and its counsel, (ii) the U.S. Trustee, and (iii) all parties requesting notice pursuant to Bankruptcy Rule 2002, a request for payment of such Administrative Claim so as to be received by the Final Administrative Claim Bar Date, <u>which shall be 5:00 p.m. (prevailing Eastern Time) on the date that is thirty (30) days after the Effective Date Notice is filed and served</u>. Such request must include at a minimum: (i) the name of the Debtor(s) that are purported to be liable for the Administrative Claim; (ii) the name of the Holder of the Administrative Claim; (iii) the amount of the Administrative Claim; (iv) the basis of the Administrative Claim; and (v) all supporting documentation for the Administrative Claim. Any Administrative Claim that is not timely filed as set forth above will be forever barred, and holders of such Administrative Claims will not be able to assert such Claims in any manner against the Reorganized Debtors,

the Debtors, their Estates, or their respective successors or assigns or their respective property.

20. Unless required to be filed by an earlier date by another order of this Court, all Professional Fee Claims must be filed with this Court and served on (i) the Reorganized Debtors and their counsel (to the extent filed after the Effective Date), and (ii) the U.S. Trustee, so as to be received by the Professional Fee Claims Bar Date, which shall be the date that is thirty (30) days after the Effective Date Notice is filed and served. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of this Court in the Chapter 11 Cases, this Court shall determine the Allowed amounts of such Professional Fee Claims. Any request for payment of a Professional Fee Claim that is not timely filed as set forth above will be forever barred, and holders of such Professional Fee Claims will not be able to assert such Claims in any manner against the Reorganized Debtors, the Debtors, or their Estates, or their respective successors or assigns or their respective property.

21. As of the Effective Date, all Interests of Debtor AeroCentury Corp. in Debtor JetFleet Management Corp. shall be deemed cancelled, and the Holders thereof shall not receive or retain any property, interest in property or consideration under the Plan on account of such Interests.

22. As of the Effective Date, Debtor JetFleet Management Corp. shall be deemed to have merged into Debtor JetFleet Holding Corp. without the need for any further actions by the Debtors or Reorganized Debtors, as applicable, or without the need for any other state, governmental, or regulatory approvals. The Reorganized Debtors are authorized to take all appropriate and necessary actions to dissolve, wind up, or merge out of existence JetFleet

Management Corp. under applicable law, including to adopt and file all appropriate and necessary certificates, documents, articles and instruments under applicable law, and to take all other actions on behalf of JetFleet Management Corp. to implement the provisions of the Plan and this Confirmation Order, including to implement the Restructuring Transactions.

23. Any insurance policies of the Debtors in which the Debtors are or were insured parties (including any policies covering directors' or officers' conduct), and any related insurance agreement, shall be treated in accordance with Section 16.10 of the Plan.

24. As of the Effective Date, the engagement of each Professional retained by the Debtors, including, without limitation, Young Conaway Stargatt & Taylor, LLP as counsel for the Debtors, shall be terminated. Nothing herein shall prevent any of the Professionals retained by the Debtors from being compensated for actual and necessary fees and expenses incurred for work relating to preparation, filing, prosecuting and objecting to Professional Fee Claims that would have also been compensable prior to the Effective Date.

25. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Combined Disclosure Statement and Plan. Each federal, state, commonwealth, local, or other governmental agency is hereby authorized to accept any and all documents and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Combined Disclosure Statement and Plan and this Confirmation Order.

26. The Debtors are hereby authorized to execute, deliver, file or record such documents, contracts, instruments, releases, and other agreements, and to take such other actions, as may be necessary or appropriate to effectuate, implement, or further evidence the terms and

conditions of the Combined Disclosure Statement and Plan. On and after the Effective Date, the Reorganized Debtors are authorized and empowered to issue, execute, file, and deliver or record such documents, contracts, instruments, releases, and other agreements in the name of and on behalf of the Debtors.

27. Pursuant to Bankruptcy Code Section 1146(a), any transfers of property under the Combined Disclosure Statement and Plan shall not be subject to any stamp tax or similar tax. Upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax and may accept for filing and recordation this Confirmation Order without the payment of any such tax, recordation fee, or governmental assessment.

28. This Court hereby retains jurisdiction of the Chapter 11 Cases and all matters arising under, out of, or related to the Chapter 11 Cases and the Combined Disclosure Statement and Plan (i) as provided for in Article XV of the Combined Disclosure Statement and Plan, (ii) as provided for in this Confirmation Order, and (iii) for the purposes set forth in Bankruptcy Code Sections 1127 and 1142.

29. The release, exculpation, discharge, injunction, and indemnification provisions contained in the Combined Disclosure Statement and Plan including, without limitation, those set forth in Article XIV of the Combined Disclosure Statement and Plan, are expressly incorporated into this Confirmation Order as if set forth in full, and are hereby authorized and approved and shall be effective and binding on all persons or entities, to the extent provided therein.

30. No Entity holding a Claim or Interest against the Debtors may receive any payment from, or seek recourse against, any assets that are to be distributed under the Combined

Disclosure Statement and Plan other than assets required to be distributed to that Entity under the Combined Disclosure Statement and Plan. All parties are precluded from asserting against any property to be distributed under the Combined Disclosure Statement and Plan any Claims, rights, Causes of Action, liabilities, or Interests based upon any act, omission, transaction, or other activity that occurred before the Effective Date except as expressly provided in the Combined Disclosure Statement and Plan or this Confirmation Order. Except as otherwise expressly provided for in the Combined Disclosure Statement and Plan or in obligations issued pursuant to the Combined Disclosure Statement and Plan, all Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Interest, from: (i) commencing or continuing in any manner any action or other proceeding of any kind against any of the Estates, the Reorganized Debtors, their successors and assigns, and any of their assets and properties; (ii) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Estate, the Reorganized Debtors, their successors and assigns, and any of their assets and properties; (iii) creating, perfecting or enforcing any encumbrance of any kind against any Estate, the Reorganized Debtors, their successors and assigns, and any of their assets and properties; (iv) asserting any right of setoff or subrogation of any kind against any obligation due from any Estate, the Reorganized Debtors or their successors and assigns, or against any of their assets and properties, except to the extent a right to setoff or subrogation is asserted with respect to a timely filed proof of Claim; or (v) commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Interest or Cause of Action released under Article XIV of the Combined Disclosure Statement and Plan. All injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362, or otherwise, and in

existence on the Confirmation Date, shall remain in full force and effect until the closing of the Chapter 11 Cases.

31. All issuances of securities under the Plan and the Plan Sponsor Agreement, including, but not limited to, Debtor AeroCentury Corp.'s issuance of new common stock to the Plan Sponsor, are hereby authorized and approved. The amendment and restatement of the certificate of incorporation and bylaws of Debtor AeroCentury Corp. are hereby authorized and approved. The amendment and restatement of the articles of incorporation and bylaws of Debtor JetFleet Holding Corp. are hereby authorized and approved. The issuance and sale of shares of common stock, Series A Preferred Stock and Series B Preferred Stock by Debtor JetFleet Holding Corp., as contemplated by the Plan Sponsor Agreement, are hereby authorized and approved.

32. The Distribution Record Date for Class 7 Interests shall be ten (10) business days after the Effective Date.

33. Notwithstanding anything in the Plan, Sections 7.8 and 10.10 of the Plan shall not apply to the Prepetition Loan Claims.

34. Except with respect to Article 14 of the Plan, in the event that the Bankruptcy Court later determines that any provision of the Plan would render an Unimpaired Claim as Impaired, such provision shall not apply to the Unimpaired Claim.

35. The failure to reference or discuss any particular provision of the Combined Disclosure Statement and Plan in this Confirmation Order shall have no effect on the validity, binding effect and enforceability or such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Combined Disclosure Statement and Plan.

36. The provisions of Federal Rule of Civil Procedure 62, as applicable pursuant to Bankruptcy Rule 7062, and Bankruptcy Rule 3020(e) shall not apply to this Confirmation Order. The period in which an appeal with respect to this Confirmation Order must be filed shall commence immediately upon the entry of this Confirmation Order.

37. Pursuant to Bankruptcy Rule 2002(f)(7) and 3020(c), the Reorganized Debtors shall serve the Effective Date Notice, substantially in the form attached hereto as **Exhibit B**, in accordance with Section 13.2 of the Combined Disclosure Statement and Plan, no later than three (3) Business Days after the Effective Date. The Effective Date Notice is hereby approved.

38. All governance activities of a Debtor shall be exercised by the Reorganized Debtors in accordance with the Combined Plan and Disclosure Statement, the Plan Sponsor Agreement, and this Confirmation Order, and the Reorganized Debtors shall be authorized and empowered to take or cause to be taken all actions necessary or appropriate to implement and consummate the Plan in accordance with the Combined Plan and Disclosure Statement, the Plan Sponsor Agreement, and this Confirmation Order.

39. Subject to the occurrence of the Effective Date, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, 8001 or otherwise, immediately upon the entry of this Confirmation Order, the terms of the Combined Disclosure Statement and Plan and this Confirmation Order shall be, and hereby are, immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all other Holders of Claims or Interests (irrespective of whether such Claims or Interests are Impaired under the Combined Disclosure Statement and Plan or whether the Holders of such Claims or Interests accepted, were deemed to have accepted, rejected or were deemed to have rejected the Combined Disclosure Statement and Plan, or whether such Holders filed a proof of claim or interest in the Chapter 11

Cases), any trustees or examiners appointed in the Chapter 11 Cases, all Entities that are party to or subject to the settlements, compromises, releases, discharges, injunctions, stays and exculpations described in the Combined Disclosure Statement and Plan or herein, each Entity acquiring property under the Combined Disclosure Statement and Plan, any and all non-Debtor parties to Executory Contracts, and the respective heirs, executors, administrators, successors or assigns, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any, or any Entity claiming by, through or in the right of such Entity, of any of the foregoing.

40. The Debtors are authorized to consummate the Combined Disclosure Statement and Plan at any time after the entry of the Confirmation Order, subject to satisfaction or waiver of the conditions precedent to the occurrence of the Effective Date as set forth in Article XIII of the Combined Disclosure Statement and Plan. On the Effective Date and the commencement of Distributions under the Combined Disclosure Statement and Plan, the Plan shall be deemed to be substantially consummated within the meaning in Bankruptcy Code Section 1101 and pursuant to Bankruptcy Code Section 1127(b).

Dated: August 31st, 2021
Wilmington, Delaware

JOHN T. DORSEY
UNITED STATES BANKRUPTCY JUDGE

Exhibit A

The Combined Disclosure Statement and Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re	Chapter 11
AEROCENTURY CORP., *et al.*,	Case No. 21-10636 (JTD)
Debtors.[1]	(Jointly Administered)

COMBINED DISCLOSURE STATEMENT AND JOINT CHAPTER 11 PLAN OF AEROCENTURY CORP., AND ITS AFFILIATED DEBTORS

Dated: August 31, 2021

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Joseph M. Barry (No. 4221)
Ryan M. Bartley (No. 4985)
Joseph M. Mulvihill (No. 6061)
S. Alexander Faris (No. 6278)

Rodney Square
1000 North King Street
Wilmington, DE 19801
Phone: (302) 571-6600
Fax: (302) 571-1253
E-mail: jbarry@ycst.com
rbartley@ycst.com
jmulvihill@ycst.com
afaris@ycst.com

MORRISON & FOERSTER LLP

Lorenzo Marinuzzi (admitted *pro hac vice*)
Raff Ferraioli (admitted *pro hac vice*)

250 West 55th Street
New York, NY 10019-9601
Telephone: (212) 468-8000
Facsimile: (212) 468-7900
E-mail: lmarinuzzi@mofo.com
rferraiolo@mofo.com

Counsel to the Debtor and Debtor in Possession

[1] The Debtors in these chapter 11 cases, along with the last four digits of their federal employer identification number, are: AeroCentury Corp. (3974); JetFleet Holding Corp. (5342); and JetFleet Management Corp. (0929). The Debtors' mailing address is 1440 Chapin Avenue, Suite 310, Burlingame, CA 94010.

TABLE OF CONTENTS

DISCLAIMER

THIS COMBINED DISCLOSURE STATEMENT AND PLAN WAS COMPILED FROM INFORMATION OBTAINED FROM NUMEROUS SOURCES BELIEVED TO BE ACCURATE TO THE BEST OF THE DEBTORS' KNOWLEDGE, INFORMATION, AND BELIEF. NO GOVERNMENTAL AUTHORITY HAS PASSED ON, CONFIRMED OR DETERMINED THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

NOTHING STATED HEREIN SHALL BE (I) DEEMED OR CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, (II) ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR (III) DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE COMBINED DISCLOSURE STATEMENT AND PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS. CERTAIN STATEMENTS CONTAINED HEREIN, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL REFLECT ACTUAL OUTCOMES.

THE STATEMENTS CONTAINED HEREIN ARE MADE AS OF THE DATE HEREOF, UNLESS ANOTHER TIME IS SPECIFIED. THE DELIVERY OF THIS COMBINED DISCLOSURE STATEMENT AND PLAN SHALL NOT BE DEEMED OR CONSTRUED TO CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF. HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS COMBINED DISCLOSURE STATEMENT AND PLAN AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. THEREFORE, EACH SUCH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THIS COMBINED DISCLOSURE STATEMENT AND PLAN AND THE TRANSACTIONS CONTEMPLATED HEREBY.

NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THIS COMBINED DISCLOSURE STATEMENT AND PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS COMBINED DISCLOSURE STATEMENT AND PLAN. NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS COMBINED DISCLOSURE STATEMENT AND PLAN. ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THIS COMBINED DISCLOSURE STATEMENT AND PLAN OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR INTEREST. THE COMBINED DISCLOSURE STATEMENT AND PLAN HAS BEEN PREPARED IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND BANKRUPTCY RULE 3016(b), AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-APPLICABLE BANKRUPTCY LAWS.

SEE ARTICLE V HEREIN, ENTITLED "CERTAIN RISK FACTORS TO BE CONSIDERED PRIOR TO VOTING," FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN CONNECTION WITH A DECISION BY A HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN.

INTRODUCTION[2]

The Debtors hereby jointly propose the following combined Disclosure Statement and Plan for the disposition of the Debtors' remaining Assets and distribution of the proceeds of the Assets to the Holders of Allowed Claims against the Debtors as set forth herein. Each Debtor is a proponent of the Plan within the meaning of Bankruptcy Code section 1129.

This combined Disclosure Statement and Plan contains, among other things, a discussion of the Debtors' history, businesses, properties, operations, the Chapter 11 Cases, certain risk factors, a summary of the Plan, and a discussion of certain other related matters.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

The combined Disclosure Statement and Plan consists of a toggle between (i) the Sponsored Plan, which, pursuant to the terms of the Plan Sponsor Agreement, the Debtors and the Plan Sponsor will agree to a restructuring of the Debtors' businesses that will be implemented through the Sponsored Plan, and (ii) the Stand-Alone Plan, whereby the Debtors' remaining Assets will vest in the Post-Effective Date Debtors and be monetized by the Plan Administrator. The Debtors will file a document detailing the treatment to be accorded to Holders of Interests in Class 7 no later than 14 days before the Voting Deadline. If the definitive Plan Sponsor Agreement is executed on or before 7 days prior to the Voting Deadline, the Plan Sponsor Agreement will be included within the Plan Supplement. If a Plan Sponsor Agreement is not executed before 7 days prior to the Voting Deadline, the Debtors will file a notice that they will seek confirmation of the Stand-Alone Plan. Thus, this Plan contains both provisions applicable to a reorganization pursuant to the terms of the Plan Sponsor Agreement, as well as provisions only applicable under the Stand-Alone Plan (as defined below). For the ease of convenience, the provisions applicable to a reorganization pursuant to the Plan Sponsor Agreement will be referred to herein as the "Sponsored Plan;" whereas, the provisions applicable only to a stand-alone wind-down will be referred to as the "Stand-Alone Plan." References to "this Plan or the Plan" refer to both the Sponsored Plan and the Stand-Alone Plan.

ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE COMBINED DISCLOSURE STATEMENT AND PLAN IN ITS ENTIRETY, AND TO CONSULT WITH AN ATTORNEY, BEFORE VOTING TO ACCEPT OR REJECT THE

[2] Capitalized terms not defined in this Introduction shall have the meanings ascribed below.

PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN BANKRUPTCY CODE SECTION 1127, BANKRUPTCY RULE 3019, AND IN THE PLAN, THE DEBTORS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN, OR ANY PART THEREOF, PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION

Defined Terms

1.1 "503(b)(9) Claims" shall mean Claims arising under Bankruptcy Code section 503(b)(9).

1.2 "Administrative Claim" shall mean a Claim for costs and expenses of administration of the Chapter 11 Cases allowed under Bankruptcy Code sections 365, 503(b), 507(b) or, if applicable, 1114(e)(2), including but not limited to: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (including, but not limited to, wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims by Governmental Units for taxes (including Claims related to taxes which accrued after the Petition Date, but excluding Claims related to taxes which accrued on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses allowed by the Bankruptcy Court under Bankruptcy Code sections 328, 330, 331, 363 or 503(b) to the extent incurred on or prior to the Effective Date; (c) all fees and charges assessed against the Estates under United States Code title 28 section 1930; (d) any 503(b)(9) Claims; and (e) any Claims that have been designated "Administrative Claims" by order of this Court.

1.3 "Administrative Claim Bar Date" shall mean the date that is thirty (30) days after the date the Effective Date Notice is filed and served, which date shall be the deadline for filing requests for payment of Administrative Claims, and for the avoidance of doubt, excluding 503(b)(9) Claims (which were subject to the General Bar Date).

1.4 "AeroCentury" shall mean Debtor AeroCentury, Corp.

1.5 "Affiliate" shall mean "affiliate" as defined in Bankruptcy Code section 101(2).

1.6 "Asset Sales" shall mean the sales pursuant to the following orders: (a) *Order (I) Authorizing and Approving the Sale of a Certain De Havilland Model DHC-8-311 Aircraft and Related Engines and Parts to Skyward Express Limited, Free and Clear of All Liens, Claims, and Encumbrances, and (II) Granting Related Relief* [D.I. 148]; (b) *Order (I) Approving and Authorizing the Sale of Certain of the Debtors' Assets Free and Clear of All Liens, Claims, and Encumbrances, (II) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and (III) Granting Related Relief* [D.I. 172]; and (c) *Order (I) Approving and Authorizing the Sale of Those Certain Spare Parts and Consignment Inventory with Respect to the 453 Saab 348B Plus and 4020 Bombardier Q400 to Stratus Aero Partners, Free and Clear of All Liens, Claims, and Encumbrances, and (II) Granting Related Relief* [D.I. 173].

1.7 "Allowed" shall mean all or a portion of a Claim against the Debtors or an Interest in the Debtors (a) that has been listed by the Debtors in the Schedules as liquidated in amount and not "disputed" or "contingent," and with respect to which no contrary Claim or proof of Interest has been filed, (b) as to which no objection or request for estimation has been Filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court, (c) as to which any objection has been settled, or (d) that is allowed (i) by a Final Order, (ii) pursuant to the terms of the Plan, including, or (iii) by a stipulation between the Holder of such Claim or Interest and the Post-Effective Date Debtors or Reorganized Debtors on or after the Effective Date. For purposes of computing Distributions under the Plan, a Claim or Interest that has been deemed "Allowed" shall not include interest, costs, fees or charges on such Claim or Interest from and after the Petition Date.

1.8 "Assets" shall mean any and all right, title, and interest of the Debtors and the Estates in and to property of whatever type or nature, including their books and records as of the Effective Date.

1.9 "Avoidance Actions" shall mean any and all Preference Actions or other avoidance or equitable subordination or recovery actions under the Bankruptcy Code, including under sections 105(a), 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code, or any similar federal, state, or common law causes of action.

1.10 "Ballot" shall mean the ballot form distributed to each Holder of a Claim entitled to vote to accept or reject this Plan.

1.11 "Bankruptcy Code" shall mean title 11 of the United States Code, 11 U.S.C. §§ 101–1532, and as such title has been, or may be, amended from time to time, to the extent that any such amendment is applicable to the Chapter 11 Cases.

1.12 "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware.

1.13 "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, or the Local Rules, and as each has been, or may be, amended from time to time, to the extent that any such amendment is applicable to the Chapter 11 Cases.

1.14 "Bar Date" shall mean, with respect to any particular Claim, the specific date set by the Bar Date Order or the Bankruptcy Court as the last day for Filing Proofs of Claim, motions for allowance of Administrative Claims, or proofs of Interest against the Debtors in the Chapter 11 Cases for that specific Claim or Interest.

1.15 "Bar Date Order" shall mean that certain *Order Establishing Bar Dates and Related Procedures for Filing Proofs of Claim (Including for Claims Arising Under Section 503(b)(9) of the Bankruptcy Code) and Approving the Form and Manner of Notice Thereof* [D.I. 81].

1.16 "Bidding Procedures Order" shall mean that certain Order (I) Approving Bidding Procedures in Connection with the Sale of Substantially All of the Debtors' Assets, (II) Authorizing the Debtors to Enter Into the Stalking Horse Purchase Agreement, (III) Scheduling an Auction for and Hearing to Approve the Sale, (IV) Approving Notice of Respective Date,

Time and Place for Auction and for Hearing on Approval of Sale, (V) Approving Procedures for the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, (VI) Approving Form and Manner of Notice Thereof, and (VII) Granting Related Relief [D.I. 87].

1.17 "Business Day" shall mean any day, other than a Saturday, Sunday or a legal holiday (as that term is defined in Bankruptcy Rule 9006(a)).

1.18 "Cash" shall mean money that is legal tender of the United States of America.

1.19 "Causes of Action" shall mean all Claims, actions, Avoidance Actions, causes of action, choses in action, suits, debts, dues, damages, defenses, judgments, third-party claims, counterclaims, and cross claims that are or may be pending or existing on the Effective Date against any Entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, known or unknown, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order, and including the unknown Causes of Action that have not been resolved or released by the Plan or any order of the Bankruptcy Court.

1.20 "Chapter 11 Cases" shall mean the chapter 11 cases commenced by the Debtors and jointly administered under case number 21-10636 (JTD) in the Bankruptcy Court.

1.21 "Claim" shall mean a claim against any Debtor, as such term is defined in Bankruptcy Code section 101(5).

1.22 "Claims Agent" shall mean the Debtors' claims agent, Kurtzman Carson Consultants LLC.

1.23 "Claims Objection Deadline" shall mean one hundred eighty (180) days after the Effective Date, or such later date as may be ordered by the Bankruptcy Court; *provided however*, that the Reorganized Debtors or Post-Effective Date Debtors, as applicable, may seek extensions of this date from the Bankruptcy Court at any time by filing a motion in advance of the Claims Objection Deadline and serving such motion in accordance with the Bankruptcy Code, Bankruptcy Rules, and Local Rules.

1.24 "Class" shall mean each category or group of Holders of Claims or Interests that has been designated as a class in Article II of the combined Disclosure Statement and Plan.

1.25 "Confirmation" shall mean entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

1.26 "Confirmation Date" shall mean the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

1.27 "Confirmation Hearing" shall mean the hearing held by the Bankruptcy Court to consider confirmation of the Plan and final approval of the Disclosure Statement, as such hearing may be adjourned or continued from time to time.

1.28 "Confirmation Notice" shall mean the notice of Confirmation Hearing to be delivered pursuant to Bankruptcy Rules 2002(c)(3) and 2002(f).

1.29 "Confirmation Order" shall mean the order of the Bankruptcy Court, confirming the Plan pursuant to, among others, Bankruptcy Code section 1129.

1.30 "Consummation" shall mean the occurrence of the Effective Date.

1.31 "Contingent" shall mean, with reference to a Claim, a Claim that has not accrued or is not otherwise payable and the accrual of which, or the obligation to make payment on which, is dependent upon a future event that may or may not occur.

1.32 "Creditor" shall have the meaning ascribed to such term in Bankruptcy Code section 101(10).

1.33 "Debtor Released Parties" shall mean (i) any directors that served or are currently serving on the Debtors' boards of directors, (ii) the Debtors' current officers; and (iii) with respect to each of the foregoing, their Related Parties.

1.34 "Debtors" shall mean collectively, AeroCentury Corp.; JetFleet Holding Corp.; and JetFleet Management Corp.

1.35 "DGCL" shall mean the General Corporation Law of the State of Delaware, codified at 8 Del. C. 1953.

1.36 "Disallowed" shall mean, with respect to any Claim or Interest or portion thereof, any Claim against or Interest in a Debtor which: (i) has been disallowed, in whole or part, by a Final Order; (ii) has been withdrawn, in whole or in part, by the Holder thereof; (iii) is listed in the Schedules as zero or as Disputed, Contingent or unliquidated and in respect of which a proof of Claim or a proof of Interest, as applicable, has not been Filed; (iv) has been reclassified, expunged, subordinated or estimated to the extent that such reclassification, expungement, subordination or estimation results in a reduction in the Filed amount of any proof of Claim or proof of Interest; (v) is evidenced by a proof of Claim or a proof of Interest which has been Filed, or which has been deemed to be Filed under applicable law or order of the Bankruptcy Court or which is required to be Filed by order of the Bankruptcy Court but as to which such proof of Claim or proof of Interest was not properly Filed; or (vi) is unenforceable to the extent provided in Bankruptcy Code section 502(b). In each case, a Disallowed Claim or a Disallowed Interest is disallowed only to the extent of disallowance, withdrawal, reclassification, expungement, subordination, or estimation.

1.37 "Disbursing Agent" shall mean, in the event of the Sponsored Plan, the Reorganized Debtors, and in the event of the Stand-Alone Plan, the Plan Administrator, *provided, however*, that the Reorganized Debtors or Plan Administrator, as applicable, may, in their discretion, retain a third party to act as Disbursing Agent.

1.38 "Disclosure Statement" shall mean the disclosure statement, as amended, supplemented, or modified from time to time, that is embodied within the combined Disclosure Statement and

Plan and distributed in accordance with, among others, Bankruptcy Code sections 1125, 1126(b), and 1145, Bankruptcy Rule 3018 and other applicable law.

1.39 "Disputed" shall mean any Claim or Interest which has not yet been Allowed or Disallowed in accordance with the terms of the Plan.

1.40 "Disputed Claim Reserve" shall mean the reserve established and maintained by the Reorganized Debtors or the Plan Administrator, as applicable, for payment of any Disputed Claims, in an amount equal to the face value of all such Disputed Claims, or such other amount as may be ordered by the Bankruptcy Court.

1.41 "Distribution" shall mean a delivery of Cash by the Disbursing Agent to the Holders of Allowed Claims pursuant to the Plan.

1.42 "Distribution Date" shall mean the date on which a Distribution is made pursuant to the Plan.

1.43 "Distribution Record Date" shall mean the date established for determining the Holders of Claims entitled to Distributions pursuant to the Plan, which shall be the General Bar Date, or such other dates established in the Bar Date Order or the Confirmation Order.

1.44 "Distribution Proceeds" shall mean all Cash realizable from the Assets after Payment in Full or satisfaction of the Unclassified Claims, Priority Claims, Other Secured Claims, PPP Claims, and General Unsecured Claims, which shall be distributed to Holders of Claims or Interests in accordance with this Plan. Under the Stand-Alone Plan, such Distribution Proceeds shall also include the proceeds, if any, from the monetization of the Post-Effective Date Debtor Assets. Under the Sponsored Plan, such Distribution Proceeds shall also include any consideration set forth in the Plan Sponsor Agreement.

1.45 "Effective Date" shall mean the first Business Day after the later of the date on which (a) all conditions in Article XIII of the Plan have been satisfied or waived in accordance with that Article and (b) no stay of the Confirmation Order is in effect.

1.46 "Effective Date Notice" shall mean the notice of the Effective Date.

1.47 "Entity" shall have the meaning ascribed to such term in Bankruptcy Code section 101(15).

1.48 "Estate" shall mean each of the Debtors' estates created by Bankruptcy Code section 541 upon the commencement of the Chapter 11 Cases on the Petition Date.

1.49 "Exculpated Parties" shall mean, in each of their capacities as such, (a) the Debtors and their Estates (b) the Debtors' current officers and directors; and (c) all Professionals.

1.50 "Executory Contract" shall mean an executory contract or unexpired lease to which the Debtor is a party that is subject to assumption or rejection under Bankruptcy Code section 365.

1.51 "Falko Sale Order" shall mean that certain *Order (I) Approving and Authorizing the Sale of Certain of the Debtors' Assets Free and Clear of All Liens, Claims, and Encumbrances, (II) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and (III) Granting Related Relief* [D.I. 172].

1.52 "File," "Filed," or **"Filing"** shall mean, respectively, file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

1.53 "Final Distribution" shall mean the final Distributions to Holders of Allowed Claims.

1.54 "Final Order" shall mean an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, that is not subject to stay or appeal, and for which the applicable time within which to take such action has expired, or for which such actions has been adjudicated by the highest court with jurisdiction over the matter.

1.55 "First Day Declaration" shall mean the *Declaration of Harold M. Lyons in Support of Chapter 11 Applications and First Day Relief* [D.I. 2].

1.56 "General Bar Date" shall mean the deadline established by the Bar Date Order for filing proofs of Claim for (a) General Unsecured Claims, (b) 503(b)(9) Claims, (c) Secured Claims, (d) Priority Tax Claims, (e) PPP Loan Claims, and (f) Priority Non-Tax Claims.

1.57 "General Unsecured Claim" shall mean a Claim against a Debtor, but excluding any Administrative Claims (including Professional Fee Claims), Priority Tax Claims, Priority Non-Tax Claims, Other Secured Claims, PPP Loan Claims, Prepetition Loan Claims, Intercompany Claims, and Interests.

1.58 "Governmental Unit" shall have the meaning ascribed to such term in Bankruptcy Code section 101(27).

1.59 "Holder" shall mean any Entity holding a Claim or Interest.

1.60 "Impaired" shall mean, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Bankruptcy Code section 1124.

1.61 "Impaired Class" shall mean a Class of Claims or Interests that is Impaired.

1.62 "Intercompany Claim" shall mean a Claim by a Debtor against another Debtor.

1.63 "Interests" shall mean the legal interests, equitable interests, contractual interests, equity interests or ownership interests, or other rights of any Entity in the Debtors including all capital stock, stock certificates, common stock, preferred stock, partnership interests, limited liability company or membership interests, rights, treasury stock, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtors, partnership interests in the Debtors' stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights, subscription rights and liquidation preferences, puts, calls, awards or commitments of any character whatsoever relating to any such

equity, common stock, preferred stock, ownership interests or other shares of capital stock of the Debtors or obligating the Debtors to issue, transfer or sell any shares of capital stock whether or not certificated, transferable, voting or denominated "stock" or a similar security.

1.64 "Internal Revenue Code" shall mean the United States Internal Revenue Code of 1986, as amended.

1.65 "IRS" shall mean the Internal Revenue Service.

1.66 "Insurance Contract" shall mean all insurance policies that have been issued at any time to provide coverage to any of the Debtors and all agreements, documents, or instruments relating thereto.

1.67 "Insurer" shall mean any company or other entity that issued an Insurance Contract, any third party administrator, and any respective predecessors and/or affiliates thereof.

1.68 "JetFleet Holding" shall mean Debtor JetFleet Holding Corp.

1.69 "JetFleet Management" shall mean Debtor JetFleet Management Corp.

1.70 "Local Rules" shall mean the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

1.71 "Objection" shall mean any objection, application, motion, complaint or any other legal proceeding seeking, in whole or in part, to disallow, determine, liquidate, classify, reclassify, or establish the priority, expunge, subordinate or estimate any Claim (including the resolution of any request for payment of any Administrative Claim).

1.72 "Other Secured Claim" shall mean any Secured Claim other than a Prepetition Loan Claim.

1.73 "Paid in Full," "Payment in Full," or **"Pay in Full"** shall mean, with respect to an Allowed Claim, payment in Cash or other consideration in an aggregate amount equal to the Allowed amount thereof.

1.74 "Petition Date" shall mean March 29, 2021, the date on which the Debtors commenced Filing the Chapter 11 Cases in the Bankruptcy Court.

1.75 "Plan" shall mean this joint plan under chapter 11 of the Bankruptcy Code, as it may be altered, amended, modified or supplemented from time to time including in accordance with any documents submitted in support hereof and the Bankruptcy Code or the Bankruptcy Rules.

1.76 "Plan Administrator" shall mean, in the event of the Stand-Alone Plan, the Person or Entity designated and retained as the sole director of the Post-Effective Date Debtors, as of the Effective Date or as soon as reasonably practicable thereafter, as the fiduciary responsible for administering the Post-Effective Date Debtors, and any successor subsequently appointed pursuant to the Plan Administrator Agreement.

1.77 "Plan Administrator Agreement" shall mean, with respect to the Stand-Alone Plan, an agreement that appoints the Plan Administrator and governs the powers, duties and responsibilities of the Plan Administrator. The Plan Administrator Agreement shall be filed as part of the Plan Supplement in the event of the Stand-Alone Plan.

1.78 "Plan Administrator Expenses" shall mean all reasonable legal and other fees and expenses incurred by the Plan Administrator on account of administration of the Post-Effective Date Debtors, including, without limitation, reasonable attorneys' fees and expenses, insurance costs, taxes, escrow expenses and all other costs of administering the Post-Effective Date Debtors in accordance with the Combined Disclosure Statement and Plan and the Plan Administrator Agreement, together with all reasonable and documented expenses and costs.

1.79 "Plan Administrator Operating Reserve" shall mean such reserve of Cash determined from time to time by Plan Administrator pursuant to the Plan Administrator Agreement to be reasonably necessary to pay Plan Administrator Expenses, including: (a) the unpaid liabilities, debts, or obligations of the Post-Effective Date Debtors; (b) the fees and expenses of the Plan Administrator; (c) all fees and expenses of professionals retained by the Plan Administrator; and (d) any and all other costs associated with the monetization or preservation of the Post-Effective Date Debtor Assets.

1.80 "Plan Sponsor" shall mean the plan sponsors identified in the Plan Sponsor Agreement, pursuant to which the Debtors and the Plan Sponsor agreed to a restructuring of the Debtors that will be implemented through this combined Disclosure Statement and Plan and the Plan Sponsor Agreement.

1.81 "Plan Sponsor Agreement" shall mean the agreement by and between the Plan Sponsor and the Debtors for the restructuring of the Debtors.

1.82 "Plan Supplement" shall mean the ancillary documents necessary to the implementation and effectuation of the Plan, which shall be Filed on or before the date that is seven (7) days prior to the Voting Deadline, provided, however, that the Debtors shall have the right to amend documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of the Plan.

1.83 "Post-Effective Date Debtors" shall mean the Debtors, on and after the Effective Date.

1.84 "Post-Effective Date Debtor Assets" shall mean, with respect to the Stand-Alone Plan, all (a) shareholder interests of JetFleet Management and JetFleet Holdings that are not canceled or dissolved on the Effective Date, and (b) Assets of the Estates as of the Effective Date, including, but not limited to, (i) Cash, (ii) Retained Causes of Action, (iii) any proceeds realized or received from such Assets, (iv) all rights of setoff, recoupment, and other defenses against Claims, (v) all rights under the asset purchase agreements from the Asset Sales and any other documents related to the Asset Sales, (vi) all bank accounts (as set forth in the Plan Administrator Agreement), and (vii) all documents, communications, and information protected by the attorney-client privilege, the work-product privilege, and any other applicable evidentiary privileges.

1.85 "Preference Actions" shall mean any right, claim, or cause of action of the Debtors arising under Bankruptcy Code section 547.

1.86 "Prepetition Agent" shall mean UMB Bank, N.A., a national banking association formed under the laws of the United States, in its capacity as such

1.87 "Prepetition Lender" shall mean Drake Asset Management Jersey Limited, a company incorporated in Jersey (Channel Islands), in its capacity as such.

1.88 "Prepetition Loan Agreement" shall mean that certain *Fourth Amended and Restated Loan and Security Agreement dated as of May 1, 2020* (as it has been amended, restated, modified, supplemented, and from time to time prior to the Petition Date).

1.89 "Prepetition Loan Claim" shall mean any claim by the Prepetition Agent or the Prepetition Lender under the Prepetition Loan Agreement, in the amount of $83,164,109, plus fees (including attorneys' fees), expenses, and other additional amounts that are chargeable, reimbursable, or otherwise owing under the Prepetition Loan Agreement.

1.90 "Priority Non-Tax Claim" shall mean any and all Claims accorded priority in right of payment under Bankruptcy Code section 507(a), other than Priority Tax Claims and Administrative Claims.

1.91 "Priority Tax Claim" shall mean a Claim or a portion of a Claim for which priority is asserted under Bankruptcy Code section 507(a)(8).

1.92 "Professional" shall mean an Entity employed pursuant to a Final Order in accordance with Bankruptcy Code sections 327, 328, 333, 363, 1103 and to be compensated for services rendered prior to the Confirmation Date, pursuant to Bankruptcy Code sections 327, 328, 329, 330, and 331, or for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Bankruptcy Code section 503(b)(4).

1.93 "Professional Fee Claims" shall mean all fees and expenses (including but not limited to, transaction fees and success fees) for services rendered by Professionals in connection with the Chapter 11 Cases from the Petition Date through and including the Effective Date.

1.94 "Professional Fee Claims Bar Date" shall mean the deadline for Filing all applications for Professional Fee Claims, which shall be thirty (30) days after the Debtors File and serve the Effective Date Notice. The hearing on any final Professional fee claims may be held no earlier than twenty-one days following the filing of such Professional Fee Claims.

1.95 "**Reinstate**," "**Reinstated**," or "**Reinstatement**" shall mean, with respect to any Claim and Interest, that such Claim or Interest shall be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

1.96 "Related Parties" shall mean any successors, assigns, participants, representatives, members, partners, financial advisors, investment advisors (including, without limitation, employees of investment advisors), legal advisors, managers, consultants, accountants, affiliates,

subsidiaries, parents, current officers, current directors, current employees, attorneys, and agents (solely in their capacities as such).

1.97 "Release Opt-Out Election" shall mean the timely election of a Holder of a Class 7 Interest entitled to vote on the Plan to "opt out" of being a Releasing Party by submitting a Ballot by the Voting Deadline that (i) votes to reject the Plan and (ii) selects the option set forth on the Ballot to not grant the releases set forth in Section 14.1(c) of this Plan.

1.98 "Releasing Parties" shall mean (a) all Holders of Claims and Interests that are Unimpaired, (b) all Holders of Claims and Interests who vote to accept the Plan, (c) all Holders of Claims and Interests who vote to reject the Plan and who do not submit a Release Opt-Out Election; and (d) all Holders of Claims and Interests that are entitled to vote to accept the Plan, but do not timely return a Ballot on the Voting Deadline containing a Release Opt-Out Election, and with respect to each of the foregoing, their Related Parties.

1.99 "Reorganized Debtors" means, on or after the Effective Date, (a) the Debtors, as reorganized pursuant to and under the Sponsored Plan, or any successor thereto, by merger, consolidation, or otherwise, and (b) to the extent not already encompassed by clause (a) and solely to the extent contemplated by the Plan Support Agreement, Reorganized AeroCentury and any newly formed subsidiaries thereof.

1.100 "Retained Causes of Action" shall mean all estate claims and causes of action not previously sold or transferred, or not otherwise waived, relinquished, exculpated, resolved, released, compromised or settled pursuant to the Plan or a Final Order of the Bankruptcy Court. Such claims and causes of action that will vest in the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, and include, without limitation, any claims and causes of action against that are not otherwise resolved, released, or settled pursuant to the Plan or a Final Order of the Bankruptcy Court.

1.101 "Revenue Procedure" shall mean an official statement of a procedure published by the IRS in the Internal Revenue Bulletin.

1.102 "Schedules" shall mean the schedules of assets and liabilities and statements of financial affairs Filed by the Debtors pursuant to Bankruptcy Code section 521 and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

1.103 "SEC" means the Securities and Exchange Commission.

1.104 "Secured Claim" shall mean, pursuant to Bankruptcy Code section 506, that portion of a Claim that is (a) secured by a valid, perfected and enforceable security interest, lien, mortgage, or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of the Debtors in and to property of the Estates, to the extent of the value of the Holder's interest in such property as of the relevant determination date, or (b) Allowed as such pursuant to the terms of the Plan (subject to the Confirmation Order becoming a Final Order).

1.105 "Securities Act" shall mean the Securities Act of 1933, as amended and the Exchange Act of 1934, as amended.

1.106 "Solicitation Procedures Order" shall mean that certain *Order (I) Approving the Combined Disclosure Statement and Plan on an Interim Basis for Solicitation Purposes Only; (II) Establishing Solicitation and Tabulation Procedures; (III) Approving the Form of Ballots and Solicitation Materials; (IV) Establishing the Voting Record Date; (V) Fixing the Date, Time, and Place for the Combined Hearing and the Deadline for Filing Objections Thereto; and (VI) Granting Related Relief* [D.I. 222]

1.107 "Stalking Horse Purchase Agreement" shall mean that certain Asset Purchase Agreement dated as of March 26, 2021, by and between AeroCentury Corp., as seller, and Drake Asset Management Jersey Limited, as buyer, and as approved by that certain *Order (I) Approving and Authorizing the Sale of Certain of the Debtors' Assets Free and Clear of All Liens, Claims, and Encumbrances, (II) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (III) Granting Related Relief* [D.I. 172].

1.108 "Taxes" shall mean all income, gross receipts, sales, use, transfer, payroll, employment, franchise, profits, property, excise, or other similar taxes, estimated import duties, fees, stamp taxes, and duties, value added taxes, assessments, or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax, or additional amounts imposed by any taxing authority of a Governmental Unit with respect thereto.

1.109 "Third-Party Released Parties" shall mean (i) the Debtors, (ii) any directors are currently serving on the Debtors' boards of directors; (iii) the Debtors' current officers; and (iv) with respect to each of the foregoing, their Related Parties.

1.110 "Treasury Regulations" shall mean the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

1.111 "Unclassified Claims" shall mean any Administrative Claims, Professional Fee Claims, and Priority Tax Claims.

1.112 "Unimpaired" shall mean, when used in reference to a Claim or Interest, any Claim or Interest that is not impaired within the meaning of Bankruptcy Code section 1124.

1.113 "U.S. Trustee" shall mean the Office of the United States Trustee for the District of Delaware.

1.114 "U.S. Trustee Fees" shall mean fees payable pursuant to 28 U.S.C. § 1930.

1.115 "Voting Deadline" shall mean **August 23, 2021, at 4:00 p.m. (prevailing Eastern Time)**, the date and time by which ballots to accept or reject the Plan must be received to be counted, as set forth by the Solicitation Procedures Order.

Rules of Interpretation

1.116 For purposes of the Plan, except as expressly provided or unless the context otherwise requires, (a) any capitalized term used in the combined Disclosure Statement and Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable, (b) whenever the context requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter shall include the masculine, feminine and the neuter, (c) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (d) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may be amended, modified, or supplemented from time to time, (e) unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan, (f) the words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan in its entirety rather than to any particular paragraph, subparagraph, or clause contained in the Plan, (g) captions and headings to articles and sections are inserted for convenience of reference only and shall not limit or otherwise affect the provisions hereof or the interpretation of the Plan, and (h) the rules of construction set forth in Bankruptcy Code section 102 and in the Bankruptcy Rules shall apply.

ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS AND ESTIMATED RECOVERIES

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND ARE THEREFORE SUBJECT TO CHANGE.

2.1 Classification. The information in the table below is provided in summary form for illustrative purposes only and is subject to material change based on certain contingencies, including those related to the claims reconciliation process. Actual recoveries may widely vary within these ranges, and any changes to any of the assumptions underlying these amounts could result in material adjustments to recovery estimates provided herein and/or the actual distribution received by Creditors. The projected recoveries are based on information available to the Debtors as of the date hereof and reflect the Debtors' estimates as of the date hereof only. In addition to the cautionary notes contained elsewhere in the combined Disclosure Statement and Plan, it is underscored that the Debtors make no representation as to the accuracy of these recovery estimates. The Debtors expressly disclaim any obligation to update any estimates or assumptions after the date hereof on any basis (including new or different information received and/or errors discovered).

The Plan is a joint plan for each of the Debtors and presents together Classes of Claims against, and Interests in, the Debtors. The Plan does not provide for the substantive consolidation of the Debtors. Rather, the Plan constitutes a separate Plan proposed by each Debtor, and the classifications set forth in Classes 1 through 7 of the Plan apply to each Debtor. Each Class constitutes a separate Sub-Class of Claims against, and Interests in, each of the Debtors, as applicable, and each such Sub-Class of a Class of Claims entitled to vote on the Plan

shall vote as a single separate Class for, and the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to, each of the Debtors.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

All Claims and Interests, except Administrative Claims, Professional Fee Claims, and Priority Tax Claims, are placed in the Classes set forth below. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims (including Professional Fee Claims) and Priority Tax Claims, as described herein, have not been classified, and the respective treatment of such unclassified Claims is set forth below in Article VI of the Plan. The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to Bankruptcy Code sections 1122 and 1123(a)(1).

Class/ Designation	Plan Treatment	Estimated Amount of Claims	Status	Projected Recovery
Class 1: Priority Non-Tax Claims	Under both the Stand-Alone Plan and the Sponsored Plan, each Holder of an Allowed Priority Non-Tax Claim shall receive in full and final satisfaction and release of and in exchange for such Allowed Class 1 Claim: (A) Cash equal to the amount of such Allowed Priority Non-Tax Claim; or (B) such other treatment which the Plan Administrator or the Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Non-Tax Claim have agreed upon in writing.	AeroCentury: $0.00 JetFleet Holding: $0.00 JetFleet Management: $0.00	Unimpaired/ Deemed to accept Plan	100%
Class 2: Other Secured Claims	Under both the Stand-Alone Plan and the Sponsored Plan, each Holder of an Allowed Class 2 Claim shall receive in full and final satisfaction and release of and in exchange for such Allowed Class 2 Claim: (A) return of the collateral securing such Allowed Other Secured Claim; (B) Cash equal to the amount of such Allowed Other Secured Claim; or (C) such other treatment which the Plan Administrator or the Reorganized Debtors, as applicable, and the Holder of such Allowed Other Secured Claim have agreed upon in writing.	AeroCentury: $0.00 JetFleet Holding: $0.00 JetFleet Management: $0.00	Unimpaired/ Deemed to accept Plan	100%

28351047.2

Class/ Designation	Plan Treatment	Estimated Amount of Claims	Status	Projected Recovery
Class 3: Prepetition Loan Claims	Under both the Stand-Alone Plan and the Sponsored Plan, as of the Confirmation Date, the Prepetition Lender's sole and exclusive recourse on account of the Prepetition Loan Claims shall be limited to the Assets subject to any Asset Sales to the Prepetition Lender under the Falko Sale Order and no other assets of the Debtors, and the Prepetition Lender unconditionally and irrevocably waives any other rights to assert any Claims or Encumbrances against the Debtors, their Affiliates or subsidiaries, or the Estates.	AeroCentury: $83,164,109 JetFleet Holding: $83,164,109 JetFleet Management: $83,164,109	Consensually Impaired, Deemed to Accept Plan Per Treatment Agreed to in the Falko Sale Order	100%
Class 4: PPP Loan Claims	Under both the Stand-Alone Plan and the Sponsored Plan, to the extent that a PPP Loan Claim is not forgiven pursuant to the Paycheck Protection Program under Division A, Title I of the CARES Act, and except to the extent that a Holder of an Allowed PPP Loan Claim agrees to a less favorable treatment, each holder of an Allowed PPP Loan Claim shall receive, at the option of the Debtors, (A) Reinstatement of such allowed PPP Loan Claim, or (B) such other treatment so as to render such Allowed PPP Loan Claim Unimpaired.[3]	AeroCentury: $0.00 JetFleet Holding: $0.00 JetFleet Management: $0 - $170,216	Unimpaired/ Deemed to accept the Plan	100%
Class 5: General Unsecured Claims	Under both the Stand-Alone Plan and the Sponsored Plan, each Holder of an Allowed General Unsecured Claim shall receive in full and final satisfaction and release of and in exchange for such Allowed Class 5 Claim: (A) Cash equal to the amount of such Allowed General Unsecured Claim; or (B) such other treatment which the Plan Administrator or the Reorganized Debtors, as applicable, and the Holder of such Allowed General Unsecured Claim have agreed upon in writing.	AeroCentury: $84,227.15 JetFleet Holding: $0.00 JetFleet Management: $82,362.00	Unimpaired/ Deemed to accept the Plan	100%
Class 6: Intercompany Claims	Under the Stand-Alone Plan, on the Effective Date, all Intercompany Claims shall be canceled.	AeroCentury: $342,030.00 JetFleet	Impaired / Unimpaired. Not entitled to vote on the	0% or 100%

[3] *See* Section 3.1(b)(iii).

28351047.2

Class/ Designation	Plan Treatment	Estimated Amount of Claims	Status	Projected Recovery
	Under the Sponsored Plan, on the Effective Date, all Intercompany Claims shall be Reinstated.	Holding: $0.00 JetFleet Management: $0.00	Plan	
Class 7: Interests	Under the Stand-Alone Plan, on the Effective Date, Holders of Allowed Interests shall receive, in full and final satisfaction and release of and in exchange for such Allowed Class 7 Interest, their *pro rata* share of Distributions from the Post-Effective Date Debtor Assets until no further Post-Effective Date Assets remain, *provided, however*, that no Distributions shall be made until all Unclassified Claims and Claims in Classes 1 through 6 have been Paid in Full or otherwise satisfied in accordance with this Plan. Under the Sponsored Plan, all Holders of Allowed Interests shall receive either (A) Cash, (B) Reinstatement of such Allowed Interests, (C) Reinstatement of such Allowed Interests subject to dilution, or (D) a combination of (A) though (C), as set forth in the Plan Sponsor Agreement.	AeroCentury: Unknown JetFleet Holding: $0.00 JetFleet Management: $0.00	Impaired/ Entitled to vote on the Plan	Pro rata share of the Post-Effective Date Debtor Assets

ARTICLE III
BACKGROUND AND DISCLOSURES

3.1 General Background[4]

(a) The Debtors' Business

Founded in 1997, the Debtors have historically provided leasing and finance services to regional airlines worldwide. The Debtors' aircraft portfolio primarily consists of mid-life regional turboprop and jet aircraft and engines. The Debtors lease their aircraft through operating leases and finance leases to a globally diverse customer base. In addition to leasing activities, the Debtors sell aircraft from their operating lease portfolio to third parties, including other leasing companies, financial services companies, and airlines. The Debtors' operating

[4] Additional information regarding the Debtors' business, assets, capital structure, and the circumstances leading to the filing of the Chapter 11 Cases is set forth in detail in the First Day Declaration, which is incorporated herein by reference.

performance is driven by the composition of their aircraft portfolio, the terms of its leases, the interest rate of their debt, as well as asset sales.

As of the Petition Date, the Debtors held the following aircraft subject to operating leases: one Bombardier CRJ900 regional jet, three Bombardier CRJ700 regional jets, and two Bombardier Q400 turboprop aircraft. The Debtors also held two Bombardier DHC-8-300 subject to financing leases. Additionally, as of the Petition Date, the Debtors held the following aircraft for sale in whole or as parts: three Bombardier CRJ900 aircraft, one Bombardier Q300 aircraft, one Bombardier Q400 aircraft, one SAAB 340B Plus aircraft, and one Pratt & Whitney PW150A aircraft.

The Debtors typically acquire aircraft in one of three ways. The Debtors may purchase an aircraft already subject to a lease and assume the rights and obligations of the seller, as lessor, under the existing lease. Additionally, the Debtors may purchase an aircraft from an air carrier and lease it back to that same air carrier. Finally, the Debtors may purchase an asset from a seller and then immediately enter into a new lease for the aircraft with a third-party lessee. In this last case, the Debtors typically do not purchase an asset unless a potential lessee has been identified and has committed to lease the asset.

The Debtors generally target used regional aircraft with purchase prices between $10 million and $20 million and lease terms of three to ten years. In identifying and selecting assets for acquisition, the Debtors evaluate, among other things, the type of asset, its current price and projected future value, its versatility or specialized uses, the current and projected availability of and demand for that asset, and the type and number of future potential lessees. Because the Debtors have extensive experience in purchasing, leasing and selling used regional aircraft, they believe they have the expertise and industry knowledge to purchase these assets at appropriate prices and maintain an acceptable overall on-lease rate for them.

The Debtors typically lease their aircraft to customers pursuant to "triple net leases." A "triple net lease" is a lease under which, in addition to monthly rental payments, the lessee is generally responsible for the taxes, insurance and maintenance and repair of the aircraft arising from the use and operation of the aircraft during the term of the lease. Accordingly, the Debtors are able to shift much of the burden of maintaining the leased aircraft to the applicable lessees. Further, in order to improve the remarketability of an aircraft after expiration of a lease, the Debtors' leases generally contain provisions that require lessees to either return the aircraft in a condition that allows the Debtors to expediently re-lease or sell the aircraft, or pay sufficient amounts based on usage under the lease to cover any maintenance or overhaul of the aircraft required to bring the aircraft to such a state.

Over the past four years, the Debtors have acquired twelve aircraft: nine of the aircraft were leased to lessees under operating leases (including one non-economic lease of convenience), and three of the aircraft were leased to lessees under financing leases. Additionally, over the past four years, the Debtors have sold approximately twenty-six aircraft, four aircraft engines, and various aircraft parts.

As of the Petition Date, the Debtors leased aircraft to five airlines in four countries. The Debtors locate customers through marketing efforts utilizing website listings, attendance at industry conferences, referrals from existing industry contacts and current customers, and focused advertising. The Debtors' customer base primarily consists of regional commercial aircraft operators located in globally diverse markets and seeking to access aircraft under operating leases.

When considering whether to enter into transactions with a lessee, the Debtors generally review the lessee's creditworthiness, growth prospects, financial status and backing; the experience of their management; and the impact of legal and regulatory matters in the lessee's market, all of which are weighed in determining the lease terms offered to the lessee. In addition, it is the Debtors' policy to monitor the lessee's business and financial performance closely throughout the term of the lease, and, if requested, provide assistance drawn from the experience of the Debtors' management in many areas of the air carrier industry. Because of their "hands-on" approach to portfolio management, the Debtors believe they are able to enter into transactions with lessees in a wider range of markets than may be possible for traditional, large lending institutions and leasing companies.

(b) The Debtors' Capital Structure

The Debtors have funded their asset acquisitions primarily through debt financing, supplemented by operating revenue. To that end, on February 19, 2019, AeroCentury entered into the Third Amended and Restated Loan and Security Agreement with a syndicate of lenders (the "MUFG Lenders") and MUFG Union Bank, N.A. ("MUFG") acting as agent. Additionally, the Debtors have acquired aircraft through non-debtor SPEs, which SPE's secure their acquisition funds by a pledge of the Debtors' equity in the SPEs as well as liens upon the aircraft. As discussed below, under the Nord Facility, currently there are no outstanding non-debtor SPE financing currently outstanding.

(i) The Prepetition Credit Facility

The Debtors' primary source of debt financing has been the Prepetition Credit Facility, which was established pursuant to a revolving credit facility (as amended, restated, and supplemented, the "Prepetition Revolving Credit Facility") with a maximum borrowing amount of $145,000,000.00. On May 1, 2020, the Debtors and the MUFG Lenders executed an amendment to the Prepetition Revolving Credit Facility to convert the Prepetition Revolving Credit Facility into term loan indebtedness (the "Prepetition Term Loan," and together with the Prepetition Revolving Credit Facility, the "Prepetition Credit Facility"). Debtors JetFleet Holding and JetFleet Management are guarantors under the Prepetition Credit Facility. As security for the Prepetition Credit Facility, AeroCentury granted the MUFG Lenders security interests in all presently existing and thereafter acquired or arising assets (the "Prepetition Collateral").

On October 30, 2020, Drake Asset Management Jersey Limited (an affiliate of Falko) ("Drake"), through Falko as their loan servicer, purchased all of the indebtedness held by the MUFG Lenders under the Prepetition Credit Facility, totaling approximately $87.9 million, as well as the swap termination payments owed with respect to such indebtedness. On the same

day, AeroCentury entered into Amendment No. 1 to the Prepetition Credit Facility ("Amendment No. 1") with Drake and UMB Bank, N.A. ("UMB"), the replacement administrative agent under the Prepetition Credit Facility, to amend the Prepetition Credit Facility. Amendment No. 1 provided, among other things, the deferral and capitalization of interest payments and the substitution of UMB as the new administrative agent.

As of the Petition Date, the Prepetition Term Loan was in the amount of $83,514,823.64, and had a maturity date of March 31, 2021. As of the Petition Date, the Debtors owed approximately $83,164,109.00 million in principal amount and accrued interest under the Prepetition Credit Facility.

(ii) *The Nord Facility*

On February 8, 2019, the SPEs entered into an agreement with Nord for the Non-Debtor SPE Loans, which provides for six separate term loans with an aggregate principal amount of $44.3 million. Pursuant to a Security Agreement among the SPEs and a security trustee, and certain pledge agreements, each of the Non-Debtor SPE Loans is secured by, among other things, (i) a first priority security interest in a specific aircraft ("Nord Loan Collateral Aircraft") owned by a Non-Debtor SPE, (ii) the lease for such aircraft, and (iii) a pledge by AeroCentury of its membership interest in each of the Non-Debtor SPEs. The interest rates payable under the Non-Debtor SPE Loans vary by aircraft, and are based on a fixed margin above either 30-day or 3-month LIBOR. The proceeds of the Non-Debtor SPE Loans were used to pay down the Prepetition Credit Facility and pay off the UK LLC SPE Financing. The maturity of each Nord Term Loan varies by aircraft, with the first Nord Term Loan maturing in October 2020 and the last Nord Term Loan maturing in May 2025. Each of the Company's SPEs have disposed of their aircraft and have repaid their financing debt in full.

(iii) *The PPP Loans*

On May 20, 2020, Debtor JetFleet Management was granted a loan (the "Initial PPP Loan") from American Express National Bank in the aggregate amount of $276,353 pursuant to the Paycheck Protection Program under Division A, Title I of the CARES Act, which was enacted on March 27, 2020. The Initial PPP Loan is in the form of a note dated May 18, 2020, matures on April 22, 2022, and bears interest at a rate of 1.00% annually. The Initial PPP Loan is payable in 18 monthly payments commencing on November 20, 2020. Pursuant to the terms of the Paycheck Protection Program and the CARES Act, Debtor JetFleet Management used the Initial PPP Loan for qualifying expenses, including employee payroll.

In February 2020, Debtor JetFleet Management was approved for and received a second tranche Paycheck Protection Program loan in the amount of $170,002 (the "Second PPP Loan," and together with the Initial PPP Loan, the "PPP Loans"), which the Debtors intend to also use for qualifying expenses in order to qualify for maximum loan forgiveness under the CARES Act. The Second PPP Loan bears interest at a rate of 1.00% annually, and matures on February 11, 2026.

Prior to the Petition Date, Debtor JetFleet Management exhausted the funds from the Initial PPP Loan and commenced the loan-forgiveness process with the Small Business

Administration. On or about June 14, 2021, the Debtors received notice that the loan forgiveness application for the entire amount of the Initial PPP Loan was approved, and the Initial PPP Loan was forgiven.

(iv) *Interest Rate Hedging*

The Debtors ware also a party to two fixed pay/receive variable interest rate swaps to mitigate their exposure to variable interest rates under the Non-Debtor SPE Loans debt and a portion of the Prepetition Credit Facility debt (the "Debtor Swaps"), and certain of the SPEs are parties to six such swap agreements (the "SPE Swaps"). The SPE Swaps provided for reduced notional amounts that mirror the amortization under the Non-Debtor SPE Loans entered into by the SPEs. Two of the SPE Swaps matured in October 2020, and three SPE Swaps have maturities in 2025. The sixth SPE Swap was terminated in the fourth quarter of 2019 in connection with the sale of the related aircraft. However, prior to the Petition Date, the SPE Swaps were sold in connection with the E-175 APA (defined below), and the Debtors do not have any remaining obligations with respect to the SPE Swaps.

The Debtor Swaps related to the Debtors' Prepetition Credit Facility and had notional amounts totaling $50 million and were to extend through the maturity of the Prepetition Credit Facility in February 2023.

3.2 Events Leading to Chapter 11

Due to certain impairment losses and bad debt allowance, AeroCentury was in default under the Prepetition Revolving Credit Facility as of September 30, 2019, including having a deficit in its borrowing base. To provide breathing room while the Debtors recovered from their losses, the Debtors, on the one hand, and MUFG and the MUFG Lenders, on the other hand, executed that certain forbearance agreement dated October 28, 2019 (as amended, the "MUFG Forbearance Agreement"). Among other things, the Forbearance Agreement (i) provided that the MUFG Lenders temporarily forbear from exercising default remedies under the Prepetition Revolving Credit Facility agreement for the specified defaults, (ii) reduced the maximum availability under the Prepetition Revolving Credit Facility to $85 million and (iii) extended the cure period for the borrowing base deficit from January 13, 2020 to February 12, 2020.

The Forbearance Agreement was in effect until December 30, 2019, after which the Debtors and the MUFG Lenders agreed not to further amend the Forbearance Agreement. On February 12, 2020, the MUFG Lenders delivered a Reservation of Rights Letter to the Debtors which contained notice of the failure to cure the borrowing base default by February 12, 2020. On March 16, 2020, the MUFG Lenders delivered a Reservations of Rights Letter to the Debtors that contained notice that the defaults under the Prepetition Revolving Credit Facility constituted a default under certain swap agreements related to the Prepetition Revolving Credit Facility debt, and the swap agreements for the Prepetition Revolving Credit Facility were terminated.

Unfortunately, since early 2020, the ongoing COVID-19 worldwide pandemic has compounded the Debtors' cash flow issues. COVID-19 has had an overwhelming adverse effect on all forms of transportation globally, but most acutely for the airline industry. The combined effect of fear of infection during air travel and international and domestic travel restrictions has

caused a dramatic decrease in passenger loads in all areas of the world, not just in those countries with active clusters of COVID-19, as well as in airline ticket net bookings (i.e., bookings made less bookings canceled).

For instance, the TSA reported for the month of April 2020, domestic traveler throughput had decreased by more than 95% from April 2019. The TSA has further reported that for the seven-day period ending August 17, 2020, domestic traveler throughput was more than 70% lower than it was for the same period in 2020. This led to significant cash flow issues for airlines, including some of the Debtors' customers, and some airlines have been unable to timely meet their obligations under the leases with the Debtors. The COVID-19 pandemic also depressed aircraft demand and value. In turn, the Debtors encountered difficulties liquidating assets, and did not have sufficient cash to pay their prepetition secured debt obligations to regain covenant compliance.

As a result of the conversion of the Prepetition Revolving Credit Facility to the Prepetition Term Loan, the Prepetition Credit Facility is no longer a source of acquisition financing. The Prepetition Term Loan establishes certain deadlines for, and contains certain requirements related to, the achievement of milestones toward execution of the Debtors' strategic alternatives that will enable it to repay the Prepetition Term Loan. As with the Prepetition Revolving Credit Facility, the Prepetition Term Loan is secured by security interests in all of the Prepetition Collateral.

On July 8, 2020, the MUFG delivered a reservation of rights letter to the Debtors. The reservation of rights letter contained notice of defaults with respect to two purported failures on the Debtors' parts: (i) the Debtors failed to deliver a lessee acknowledgment of the MUFG Lenders' mortgage from one of the Debtors' lessees (which was delayed due to extended negotiations between MUFG and the lessee relating to form of such acknowledgment) and (ii) the failure to make a deferred interest payment as required under the Loan Agreement that was due and payable on the earlier of July 1, 2020 or the date of the sale of a certain aircraft scheduled to be sold upon its return from its lessee (the closing of which has been delayed beyond July 1, 2020).

Further, it became apparent that, as a result of the Debtors' defaults under the Prepetition Credit Facility, the Debtors were unlikely to realize their forecasted cash flows in connection with two interest rate swaps with a notional value of $50 million. In March 2020, the Debtors were notified that the counterparties had terminated the Debtor Swaps and the Debtors became obligated to pay $3.1 million to the counterparties.

After considering all available strategic options, the Debtors and their professional advisors determined that the best course to preserve and maximize the value of the Debtors' enterprises is through a chapter 11 sale process. As noted above, as the world continues to cope with the global COVID-19 pandemic and consumers find ways to protect themselves from the novel coronavirus, the Debtors are hopeful and, in fact, anticipate that the travel industry will rebound and recover.

Accordingly, the Debtors have an immediate need for continued access to liquidity to, among other things, maintain business relationships, pay payroll and certain benefits, and satisfy other essential working capital and operational needs, all of which are required to preserve and maintain the Debtors' business value for the benefit of all parties in interest. More specifically, the Debtors require immediate access to the Prepetition Collateral and cash equivalents as requested in the Cash Collateral Motion (as defined below) to satisfy the day-to-day needs of the Debtors' business operations. Access to this liquidity will address any concerns regarding the Debtors' financial health and ability to continue operations in light of these Chapter 11 Cases, and the financial difficulties described herein.

3.3 The E-175 Sale

On March 16, 2021, the Debtors entered into an asset purchase agreement (the "E-175 APA") with Falko Regional Aircraft Limited ("Falko") following an extensive pre-petition marketing process led by the Debtors' Investment banker, B. Riley Financial, Inc. (the "E-175 Sale"). Under the E-175 APA, Falko acquired AeroCentury's membership interests in ACY E-175, which entity owned three aircraft that served as collateral for the Non-Debtor SPE Loans. In exchange, the Debtors received consideration of $26,500,000 under the E-175 APA in a combination of cash and assume liabilities, the cash portion of which was used to pay down, in part, the Prepetition Credit Facility (as defined below) and the Debtors retained a portion of the proceeds to fund operation and the Chapter 11 Cases. In addition, Falko purchased the SPE Swaps. As described more fully in the Declaration of Adam M. Rosen in Support of Bidding Procedures Motion, filed contemporaneously herewith, the pre-petition E-175 Sale was a result of an exhaustive and extensive marketing and bidding process, through which the Debtors received various expressions of interest in, and bids for, the ACY E-175 assets. After due deliberation, the board of AeroCentury determined to select Falko as the winning bidder for ACY E-175, and the sale closed on March 16, 2021. As part of the ACY E-175 sale, Falko assumed the Non-Debtor SPE Loan associated with ACY-E17 with the consent of Nord.

3.4 The Chapter 11 Cases

(a) Generally

As set forth above, on the Petition Date, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The commencement of a chapter 11 case creates an estate that is composed of all of the legal and equitable interests of the debtor as of that date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession." Prior to the Sale, the Debtors have continued to operate their businesses and manage their properties as debtors and debtors in possession. By order entered on March 31, 2021 [D.I. 30], the Chapter 11 Cases are being jointly administered for procedural purposes only. No trustee or examiner has been appointed in the Chapter 11 Cases.

The filing of the Debtors' bankruptcy petitions on the Petition Date triggered the immediate imposition of the automatic stay under Bankruptcy Code section 362, which, with limited exceptions, enjoins all collection efforts and actions by creditors, the enforcement of liens against property of the Debtors and both the commencement and the continuation of

prepetition litigation against the Debtors. With certain limited exceptions and/or modifications as permitted by order of the Bankruptcy Court, the automatic stay will remain in effect from the Petition Date until the Effective Date of the Plan.

(b) "First Day" Motions and Related Applications

Commencing on the Petition Date, the Debtors filed the following "first-day" motions and applications designed to ease the Debtors' transition into chapter 11, maximize the value of the Assets, and minimize the effects of the commencement of the Chapter 11 Cases (collectively, the "First Day Motions"):

1. Debtors' Motion for an Order, Pursuant to Bankruptcy Rule 1015 and Local Rule 1015-1, Authorizing the Joint Administration of the Debtors' Chapter 11 Cases [D.I. 3]

2. Application of Debtors for Authorization to Employ and Retain Kurtzman Carson Consultants LLC as Claims and Noticing Agent Effective as of the Petition Date [D.I. 4]

3. Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Continue Prepetition Insurance Policies and Pay All Prepetition Obligations in Respect Thereof, and (II) Authorizing Banks to Honor Related Checks and Transfers [D.I. 5]

4. Debtors' Motion for Entry of Interim and Final Orders Authorizing (I) the Debtors to Pay Certain Prepetition Taxes and Fees and Related Obligations and (II) Banks to Honor and Process Check and Electronic Transfer Requests Related Thereto [D.I. 6]

5. Debtors' Motion for Entry of Interim and Final Orders (I) Approving Notification and Hearing Procedures for Certain Transfers of and Declarations of Worthlessness With Respect to Common Stock, and (II) Granting Related Relief [D.I. 7]

6. Debtors' Motion for Entry of an Order (I) Authorizing (A) Continued Use of Cash Management System; (B) Maintenance of Existing Bank Accounts; and (C) Continued Use of Existing Business Forms; and (II) Granting Related Relief [D.I. 8]

7. Debtors' Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Pay and Honor Certain (A) Prepetition Wages, Benefits, and Other Compensation Obligations, (B) Prepetition Employee Business Expenses, and (C) Workers' Compensation Obligations; (II) Authorizing Banks to Honor and Process Checks and Transfers Related to Such Obligations; and (III) Granting Related Relief [D.I. 9]

8. Debtors' Motion for Entry of Interim and Final Orders (A) Authorizing Use of Cash Collateral; (B) Granting Adequate Protection; and (C) Granting Related Relief [D.I. 10]

A hearing on the First Day Pleadings, and certain other pleadings, was held on March 31, 2021 (the "First Day Hearing"), at which time the Court approved the First Day Motions identified above. *See* Docket Nos. 30, 31, 32, 33, 34, 35, 36, and 37.

On April 20 and 22, 2021, the Bankruptcy Court entered orders approving the First Day Motions on a final basis. *See* Docket Nos. 75, 76, 77, 78, 79, and 86.

(c) ***The Asset Sales***

(i) *The Bidding Procedures*

As set forth in the First Day Declaration, the Debtors' paramount goal in the Chapter 11 Cases was to maximize the value of the Estates for the benefit of the Debtors' creditor constituencies and other stakeholders through the sale of certain Assets. On the Petition Date, the Debtors filed a motion seeking entry of an order (i)(a) approving bidding procedures relating to the sale of a portion or substantially all of the Assets, (b) scheduling an auction for, and a hearing to approve, the sale of the Assets, (c) approving the form and manner of notices for the sale, auction and sale hearing, and (ii) (x) approving the sale of certain Assets free and clear of liens, claims, interests and encumbrances, and (y) authorizing the assumption and assignment of executory contracts and unexpired leases.

On April 22, 2021, the Bankruptcy Court entered the Bidding Procedures Order establishing, among other things, May 17, 20201, at 5:00 p.m. (ET) as the bid deadline, May 20, 2021 at 10:00 a.m. (ET), as the auction date, and May 25, 2021 at 2:00 p.m. (ET) as the date of the hearing to approve the Sale.

(ii) The Prepetition Sale Process

The Debtors retained B. Riley in October 2019 to assist in analyzing options to address its capital structure, including strategic and financing alternatives to restructure its indebtedness and other contractual obligations, including the Debtors' default under the Prepetition Revolving Credit Facility.

With the assistance of B. Riley, the Debtors negotiated a forbearance agreement, including three subsequent amendments to the forbearance agreement, with the MUFG Lending Group. In December 2019, the Debtors embarked on a dual-track process to raise capital and/ or sell some or all of the Debtors' assets. In connection with this dual-track process, B. Riley contacted approximately 90 parties. All prospective parties were encouraged and permitted to submit proposals for a variety of potential transactions, including debt financings, equity investments, or to acquire any of the Debtors' assets, including any combination thereof. To that end, the Debtors set up a robust electronic data room to facilitate information sharing on a confidential basis with prospective parties. The data room included over 250 documents regarding financial information, operations, leases, key contracts, maintenance reserves, employees and human resources, safety, legal issues, insurance, aircraft maintenance and other liabilities. The initial deadline to submit bids was March 2, 2020 (the "Initial IOI Deadline"), providing potentially interested parties approximately ten weeks to perform their initial diligence.

The Debtors ultimately received eight indications of interests ("IOIs") for the Debtors' assets, including two that would have repaid the outstanding principal and accrued interest owed on the MUFG Credit Facility. Unfortunately, this marketing process and the Initial IOI Deadline coincided with the onset of the COVID-19 pandemic. Within two weeks following the Initial IOI Deadline, all 50 states had declared a State of Emergency and 46 states had imposed Stay-At-Home Orders. Global travel restrictions and a collapse in consumer demand resulting from

the COVID-19 pandemic have caused unprecedented harm to the global aviation and transportation industry. Operators such as United Airlines have described the pandemic as "the most disruptive global crisis in the history of aviation." As a result of the pandemic, each party who initially submitted an IOI ultimately informed the Debtors that they were no longer interested in proceeding on the terms set forth in their original IOIs due to the uncertainty caused by the COVID-19 pandemic.

The Debtors remained in default, however, and continued to negotiate with the MUFG Lending Group to determine a viable path forward despite the impact caused by the COVID-19 pandemic. Following extensive negotiations, as a condition for continuing to allow the Debtors to operate while still in default under the MUFG Credit Facility, the MUFG Lending Group required the Debtors to restart the sales and marketing process beginning in early April of 2020 to solicit highest and best offers. Again, prospective parties were able to submit proposals for a variety of potential transactions, including debt financings, equity investments, or the acquisition of any of the Debtors' assets, including any combination of assets for any of the Debtors' assets. Interested parties had approximately six weeks to refresh their diligence and submit a revised IOI. By mid-May 2020, the Debtors received four offers from potentially interested parties.

The Debtors, with the assistance B. Riley, determined that the proposal by Drake to acquire all of the accrued and outstanding obligations owed under the MUFG Credit Facility (the "Drake Debt Purchase") was far and away the highest and best offer submitted. Drake's offer not only provided the highest value, but also contained the fewest contingencies, and proposed the earliest closing. In the subsequent months, Drake worked with the MUFG Lending Group, the Debtors, and B. Riley to document the debt acquisition and a subsequent amendment to the MUFG Credit Facility to be effective upon Drake's purchase of the outstanding obligations from the MUFG Lending Group.

In December 2020, Drake make a proposal to acquire the three aircraft leased to Republic Airways (the "Republic Aircraft") and owned by ACY E-175, LLC ("E-175"), a special purpose entity owned by the Debtors. Following several weeks of negotiations, the Debtors and Drake agreed to a process by which the Debtors would conduct a prepetition sales process for the three Republic Aircraft.

In late December 2020, B. Riley contacted nine potentially interested parties, all but one of whom had already performed substantial diligence on these aircraft in connection with the previous marketing and sale processes for the Debtors' assets. Eight parties executed non-disclosure agreements ("NDAs") and were provided access to a comprehensive data room. Parties had three weeks to refresh their prior diligence and submit an IOI. The primary driver of the compressed sale timeline was the Debtors' significant liquidity constraints. And as noted above, the majority of the parties contacted were already familiar with the Republic Aircraft and had already conducted extensive financial and operational diligence on the aircraft. And, in any event, the Debtors' aircraft assets did not require extensive further diligence in order for each part to submit an IOI; a potential bidder can easily analyze the terms and payment streams associated with the Debtors' aircraft leases, and can largely evaluate the condition of the physical aircraft through their service and maintenance records. Furthermore, none of the prospective parties contacted raised any concern about the proposed timeline or indicated that they would not

be able to submit an IOI in the timeline proposed. At the conclusion of this extended marketing period, the Debtors received six offers.

The Debtors, with the assistance of B. Riley, determined that Drake's proposal to acquire the Membership Interests in E-175 was both the highest and best offer received. In my opinion, Drake's bid provided the highest economic consideration to the Debtors and provided both the fastest and most certain closing. Most importantly, Drake proposed a closing date at least a month sooner than any other bidder. Further, as part of the sale of the E-175 aircraft, Drake agreed to allow the Debtors to retain $2.1 million of sale proceeds, which would be used to fund the Debtors' continued business operations and further sale and restructuring efforts. Upon my recommendation and after discussion by the Debtors' Board of Directors, the Debtors selected Drake as the winning bidder. The sale of the Membership Interests in E-175 to Falko closed on March 16, 2021.

Drake agreed to allow the Debtors to retain $2.1 million of cash from the sale of the E-175 membership interests to continue their business operations. The Debtors determined that a sale of their remaining aircraft and other assets under section 363 could provide the most-value, and the Debtors voluntarily commenced these cases to pursue such a sale.

The Debtors, with the assistance of B. Riley and the Debtors' other professional advisors, engaged in good-faith, arm's-length negotiations with the Stalking Horse regarding the Stalking Horse Purchase Agreement. The Debtors' entry into the Stalking Horse Purchase Agreement permitted the Debtors to conduct a value-maximizing sale process that is backstopped by the proposed Stalking Horse Bid. The Stalking Horse Bid was a credit bid in the amount of the Stalking Horse Bidder's Secured Obligations (as defined in the Stalking Horse Purchase Agreement), which were approximately $83,514,823.64 as of the Petition Date. Significantly, the credit bid did not include any break-up fee or expense reimbursement. Further, the Stalking Horse Bid benefited the Debtors by serving as a floor for an overbid process to ensure that the Debtors receive the highest or otherwise best offer for the Assets.

(iii) ***<u>The Postpetition Sale Process</u>***

After the Petition Date, the Debtors and their Professionals continued to market the Assets to potential purchasers in accordance with the Bidding Procedures Order. B. Riley conducted a thorough postpetition marketing and sale process in accordance with the terms of the Bidding Procedures Order, including by continuing to reach out to potential strategic and financial buyers and having advanced discussions with numerous potential buyers. B. Riley prepared and circulated marketing materials, which included a brief description of the Debtors' assets and the sale process, and was accompanied by a form NDA. Through B. Riley, the Debtors executed numerous NDAs with interested parties. In addition, for those parties which executed a NDA, B. Riley provided them with a confidential information memorandum for the Debtors' assets, and populated an electronic data room with related diligence information

Throughout the sale process, B. Riley supplemented its outreach efforts by sending periodic emails to all interested parties with updates on the process, additions to the data room, and other supplemental information as the Chapter 11 Cases progressed. B. Riley followed up with almost all of the prospective purchasers who expressed interest in the Debtors' assets on

multiple occasions, and continued to facilitate buyer due diligence right up to the May 17, 2021, bid deadline established by the Bidding Procedures Order.

As a result of the foregoing marketing efforts, the Debtors received three bids, in addition to the Stalking Horse Purchase Agreement, for all or a subset of assets subject to the Stalking Horse Purchase Agreement (the "Stalking Horse Assets"). After reviewing such bids, the Debtors determined, in their business judgment, that the bids were not Qualified Bids (as defined in the Bidding Procedures Order) as they did not conform to the requirements of the Court-approved bidding procedures, including that they were neither higher nor better on terms or price than the Stalking Horse Purchase Agreement (the "Non-Qualified Bidders"). B. Riley reengaged with the Non-Qualified Bidders and inquired as to whether such bidders were willing to increase their offers for the Stalking Horse Assets. Each of the Non-Qualified Bidders stated that they were not willing to increase the offer for the Stalking Horse Assets in an amount that would render such bid a Qualified Bid. Accordingly, the Debtors, after consultation with their advisors and in their business judgment, determined that the Stalking Horse Purchase Agreement was the highest and best bid for the Stalking Horse Assets.

In addition, the Debtors received bids for certain assets that were not subject to the Stalking Horse Purchase Agreement from Skyward Express Limited and Stratus Aero Partners. Skyward Express Limited submitted the only bid for that certain de Havilland Model DHC-8-311 aircraft and related parts and engines, and accordingly, the Debtors selected them as the winning bidder for those assets. Stratus Aero Partners also submitted a bid for certain spare parts and consignment inventory with respect to the 453 Saab 348B Plus and 4020 Bombardier Q400. While the Debtors received a competing bid for these assets, such bid was not higher and better than the bid submitted by Stratus Aero partners. Accordingly, the Debtors selected Stratus Aero Partners as the winning bidder for these assets.

The Bankruptcy Court entered Orders approving the Asset Sales on May 21, 2021, and May 28, 2021.

(d) ***Schedules and Bar Dates***

On April 26, 2021, the Debtors filed the Schedules. Among other things, the Schedules set forth the Claims of known or putative creditors against the Debtors as of the Petition Date, based upon the Debtors' books and records.

On April 20, 2021, the Bankruptcy Court entered the Bar Date Order that, among other things, established the General Bar Date as May 28, 2021 at 5:00 p.m. (prevailing Eastern Time). As described in detail below, the Plan contemplates the establishment of an Administrative Claim Bar Date and a Professional Fee Bar Date pursuant to the Confirmation Order.

The projected recoveries set forth in the Plan are based on certain assumptions, including the Debtors' estimates of the Claims that will eventually be Allowed in various Classes. There is no guarantee that the ultimate amount of each of such categories of Claims will correspond to the Debtors' estimates. The Debtors or the Reorganized Debtors, as applicable, and their professionals will review and reconcile Claims filed against the Debtors to determine the validity of such Claims. The Debtors or the Reorganized Debtors, as applicable, may file objections to

Claims that are filed in improper amounts or classifications, or are otherwise subject to objection under the Bankruptcy Code or other applicable law.

(e) ***The Reorganized Debtors / Plan Administrator***

Following the Asset Sales, this combined Disclosure Statement and Plan contemplates two potential paths to the Debtors' emergence from bankruptcy. The first is the Sponsored Plan, whereby the Plan Sponsor will submit the Plan Sponsor Agreement to operate the Reorganized Debtors' businesses on a go-forward basis and relaunch the Debtors' aircraft acquisition, leasing, and disposition operations. The second path is the Stand-Alone Plan, which will occur if an acceptable Plan Sponsor Agreement is not received. Under the Stand-Alone Plan, the Debtors' remaining Assets will vest in the Post-Effective Date Debtors, and the Plan Administrator will sell or otherwise monetize the Post-Effective Date Debtor Assets for the benefit of Holders of Allowed Claims and Interests and wind-down the affairs of the Debtors in accordance with Section 303 of the DGCL.

ARTICLE IV
CONFIRMATION AND VOTING PROCEDURES

4.1 Confirmation Procedure. The Solicitation Procedures Order, among other things, conditionally approves the combined Disclosure Statement and Plan for solicitation purposes only and authorizes the Debtors to solicit votes to accept or reject the Plan. The Confirmation Hearing has been scheduled for August 31, 2021 at 10:00 a.m. (prevailing Eastern Time) at the Bankruptcy Court, 824 North Market Street, 5th Floor, Courtroom 5, Wilmington, Delaware 19801 to consider (a) final approval of the Disclosure Statement as providing adequate information pursuant to Bankruptcy Code section 1125 and (b) confirmation of the Plan pursuant to Bankruptcy Code section 1129. The Confirmation Hearing may be adjourned from time to time by the Debtors without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing or by filing a notice with the Bankruptcy Court.

4.2 Procedure for Objections. Any objection to final approval of the combined Disclosure Statement and Plan as providing adequate information pursuant to Bankruptcy Code section 1125 or confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served on (i) the Debtors at 1440 Chapin Avenue, Suite 310, Burlingame, CA 94010; (ii) proposed co-counsel to the Debtors, (a) Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 North King Street, Wilmington, Delaware 19801, Attn: Joseph Barry, Esq. (jbarry@ycst.com), Ryan M. Bartley, Esq. (rbartley@ycst.com), and Joseph M. Mulvihill, Esq. (jmulvihill@ycst.com), and (b) Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019-9601, Attn: Lorenzo Marinuzzi, Esq. (lmarinuzzi@mofo.com) and Erica J. Richards, Esq. (erichard@mofo.com); and (iii) the Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, Delaware, 19801, Attn: Linda Casey, Esq. (linda.casey@usdoj.gov); (collectively, the "Objection Recipients"); in each case, by no later than August 23, 2021 at 4:00 p.m. (prevailing Eastern Time). Unless an objection is timely filed and served, it may not be considered by the Bankruptcy Court at the Confirmation Hearing.

4.3 Requirements for Confirmation. The Bankruptcy Court will confirm the Plan only if it meets all of the applicable requirements of Bankruptcy Code section 1129. Among other

requirements, the Plan (i) must be accepted by all Impaired Classes of Claims or Interests or, if rejected by an Impaired Class, the Plan must not "discriminate unfairly" against, and be "fair and equitable" with respect to, such Class; and (ii) must be feasible. The Bankruptcy Court must also find that: (i) the Plan has classified Claims and Interests in a permissible manner; (ii) the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith.

4.4 Classification of Claims and Interests

Bankruptcy Code section 1123 provides that a plan must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with Bankruptcy Code section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than those claims which pursuant to Bankruptcy Code section 1123(a)(1) need not be and have not been classified). The Debtors also are required, under Bankruptcy Code section 1122, to classify Claims and Interests into Classes that contain Claims or Interests that are substantially similar to the other Claims or Interests in such Class.

The Bankruptcy Code also requires that a plan provide the same treatment for each claim or interest of a particular class unless the claim holder or interest holder agrees to a less favorable treatment of its claim or interest. The Debtors believe that the Plan complies with such standard. If the Bankruptcy Court finds otherwise, however, it could deny confirmation of the Plan if the holders of Claims or Interests affected do not consent to the treatment afforded them under the Plan.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim also is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of Bankruptcy Code section 1122 and applicable case law. It is possible that a Holder of a Claim or Interest may challenge the Debtors' classification of Claims or Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. If such a situation develops, the Debtors intend, in accordance with the terms of the Plan, to make such permissible modifications to the Plan as may be necessary to permit its confirmation. Any such reclassification could adversely affect holders of Claims by changing the composition of one or more Classes and the vote required of such Class or Classes for approval of the Plan.

EXCEPT AS SET FORTH IN THE PLAN, UNLESS SUCH MODIFICATION OF CLASSIFICATION MATERIALLY ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM AND REQUIRES RE-SOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN'S TREATMENT OF SUCH

HOLDER OF A CLAIM REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER ULTIMATELY IS DEEMED TO BE A MEMBER.

The amount of any Impaired Claim that ultimately is Allowed by the Bankruptcy Court may vary from any estimated Allowed amount of such Claim and, accordingly, the total Claims that are ultimately Allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the actual recovery ultimately received by a particular Holder of an Allowed Claim may be adversely or favorably affected by the aggregate amount of Claims Allowed in the applicable Class. Additionally, any changes to any of the assumptions underlying the estimated Allowed amounts could result in material adjustments to recovery estimates provided herein or the actual Distribution received by Creditors. The projected recoveries are based on information available to the Debtors as of the date hereof and reflect the Debtors' views as of the date hereof only.

The classification of Claims and Interests and the nature of distributions to members of each Class are summarized herein. The Debtors believe that the consideration, if any, provided under the Plan to Holders of Allowed Claims reflects an appropriate resolution of their Allowed Claims taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of holders of Claims or Interests who are not entitled to vote on the Plan, or do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court.

4.5 Impaired Claims or Interests

Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are "impaired" (as defined in Bankruptcy Code section 1124) under a plan may vote to accept or reject such plan. Generally, a claim or interest is impaired under a plan if the holder's legal, equitable, or contractual rights are changed under such plan. In addition, if the holders of claims or interests in an impaired class do not receive or retain any property under a plan on account of such claims or interests, such impaired class is deemed to have rejected such plan under Bankruptcy Code section 1126(g) and, therefore, such holders are not entitled to vote on such plan.

Under the Plan, Holders of Claims in Class 7 are Impaired and are entitled to vote on the Plan. Holders of Claims in Classes 1, 2, 3, 4, 5 and 6 are Unimpaired and, therefore, not entitled to vote on the Plan and are deemed to accept the Plan.

ACCORDINGLY, A BALLOT FOR ACCEPTANCE OR REJECTION OF THE PLAN IS BEING PROVIDED ONLY TO HOLDERS OF CLAIMS IN CLASS 7.

4.6 Confirmation Without Necessary Acceptances; Cramdown

In the event that any impaired class of claims or interests does not accept a plan, a debtor nevertheless may move for confirmation of the plan. A plan may be confirmed, even if it is not accepted by all impaired classes, if the plan has been accepted by at least one impaired class of

claims, determined without including any acceptance of the plan by any insider holding a claim in that class, and the plan meets the "cramdown" requirements set forth in Bankruptcy Code section 1129(b). Bankruptcy Code section 1129(b) requires that a court find that a plan (a) "does not discriminate unfairly" and (b) is "fair and equitable," with respect to each non-accepting impaired class of claims or interests. Here, because Holders of Claims and Interests in Classes 5 and 6 are deemed to reject the Plan, the Debtors will seek confirmation of the Plan from the Bankruptcy Court by satisfying the "cramdown" requirements set forth in Bankruptcy Code section 1129(b). The Debtors believe that such requirements are satisfied, as no Holder of a Claim or Interest junior to those in Class 5 is entitled to receive any property under the Plan.

A plan does not "discriminate unfairly" if (a) the legal rights of a non-accepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similar to those of the non-accepting class, and (b) no class receives payments in excess of that which it is legally entitled to receive for its claims or interests. The Debtors believe that, under the Plan, all Impaired Classes of Claims or Interests are treated in a manner that is consistent with the treatment of other Classes of Claims or Interests that are similarly situated, if any, and no Class of Claims or Interests will receive payments or property with an aggregate value greater than the aggregate value of the Allowed Claims or Allowed Interests in such Class. Accordingly, the Debtors believe that the Plan does not discriminate unfairly as to any Impaired Class of Claims or Interests.

The Bankruptcy Code provides a nonexclusive definition of the phrase "fair and equitable." To determine whether a plan is "fair and equitable," the Bankruptcy Code establishes "cramdown" tests for secured creditors, unsecured creditors and equity holders, as follows:

(a) ***Secured Creditors***. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred Cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) above.

(b) ***Unsecured Creditors***. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

(c) ***Interests***. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

As discussed above, the Debtors believe that the distributions provided under the Plan satisfy the absolute priority rule, where required.

4.7 Feasibility

Bankruptcy Code section 1129(a)(11) requires that confirmation of a plan not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). Inasmuch as the Assets will be liquidated and the Plan provides for the pursuit of the Retained Causes of Action and the Distribution of all of the Cash proceeds of the Assets to Holders of Claims that are Allowed in accordance with the Plan, for purposes of this test, the Debtors have analyzed their ability to meet their obligations under the Plan. Based on the Debtors' analysis, the Debtors will have sufficient assets to accomplish its tasks under the both the Stand-Alone Plan and the Sponsored Plan. Therefore, the Debtors believe that the liquidation or reorganization pursuant to the Plan will meet the feasibility requirements of the Bankruptcy Code.

4.8 Best Interests Test and Liquidation Analysis

Even if a plan is accepted by the holders of each class of claims and interests, the Bankruptcy Code requires the Bankruptcy Court to determine that such plan is in the best interests of all holders of claims or interests that are impaired by that plan and that have not accepted the plan. The "best interests" test, as set forth in Bankruptcy Code section 1129(a)(7), requires a court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to holders of each impaired class of claims and interests if the debtor was liquidated under chapter 7, a court must first determine the aggregate dollar amount that would be generated from a debtor's assets if its chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the debtor's unencumbered assets and properties, after subtracting the amounts attributable to the costs, expenses and administrative claims associated with a chapter 7 liquidation, must be compared with the value offered to such impaired classes under the plan. If the hypothetical liquidation distribution to holders of claims or interests in any impaired class is greater than the distributions to be received by such parties under the plan, then such plan is not in the best interests of the holders of claims or interests in such impaired class.

The costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as the costs of counsel and other professionals retained by the trustee. The Debtors believe such amount would exceed the amount of expenses that would be incurred in implementing the Plan and winding up the affairs of the Debtors. Conversion also would likely delay the liquidation process and ultimate distribution of the Assets, and would also mean the establishment of a new claims bar date, which could result in new Claims being asserted against the Debtors, thereby diluting the recoveries of, among others, other Holders of Allowed General Unsecured Claims. The Estates would also be obligated to pay all unpaid

expenses incurred by the Debtors during the Chapter 11 Cases (such as compensation for professionals) that are allowed in the chapter 7 cases.

The Debtors, with the assistance of their advisors, have prepared a liquidation analysis that summarizes the Debtors' best estimate of recoveries by Holders of Claims and Interests if the Chapter 11 Cases had been converted to cases under chapter 7 on August 31, 2021 (the "Liquidation Analysis") under each of the Stand-Alone and Sponsored Plans, which is attached hereto as **Exhibit A**. The Liquidation Analysis provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates.

The Liquidation Analysis contains a number of estimates and assumptions that, although developed and considered reasonable by the Debtors' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Accordingly, the values reflected might not be realized. The chapter 7 liquidation period is assumed to last 12 months following the appointment of a chapter 7 trustee, allowing for, among other things, the discontinuation and wind-down of operations, the sale of the operations as going concerns or as individual assets, the collection of receivables and the finalization of tax affairs. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

Accordingly, the Debtors believe that holders of Allowed Claims would receive less than anticipated under the Plan if the Chapter 11 Cases were converted to chapter 7 cases, and therefore, the classification and treatment of Claims and Interests in the Plan complies with Bankruptcy Code section 1129(a)(7).

4.9 Acceptance of the Plan

The rules and procedures governing eligibility to vote on the Plan, solicitation of votes, and submission of ballots are set forth in the Solicitation Procedures Order.

For the Plan to be accepted by an Impaired Class of Claims, a majority in number and two-thirds in dollar amount of the Claims voting in such Class must vote to accept the Plan. At least one voting class, excluding the votes of insiders, must actually vote to accept the Plan.

IF YOU ARE ENTITLED TO VOTE ON THE PLAN, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THE BALLOT YOU RECEIVE. PLEASE BE SURE TO COMPLETE ALL BALLOT ITEMS PROPERLY AND LEGIBLY. IF YOU ARE A HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN AND YOU DID NOT RECEIVE A BALLOT, YOU RECEIVED A DAMAGED BALLOT, OR YOU LOST YOUR BALLOT, OR IF YOU HAVE ANY QUESTIONS CONCERNING THE PLAN OR PROCEDURES FOR VOTING ON THE PLAN, PLEASE CONTACT THE CLAIMS AGENT BY (I) TELEPHONE AT (866) 967-1783

(U.S./CANADA) OR (310) 751-2683 (INTERNATIONAL) OR (II) EMAIL AT AEROINFO@KCCLLC.COM. THE CLAIMS AGENT IS NOT AUTHORIZED TO, AND WILL NOT, PROVIDE LEGAL ADVICE.

HOLDERS OF CLAIMS IN CLASS 7 WHO REJECT THE PLAN AND DO NOT WISH TO PROVIDE THE RELEASES SET FORTH IN ARTICLE 14 HEREIN MUST AFFIRMATIVELY INDICATE SO BY CHECKING THE "OPT-OUT" BOX ON THEIR BALLOT.

PLEASE BE ADVISED THAT ALL HOLDERS OF CLAIMS IN CLASS 7 THAT (I) VOTE TO ACCEPT THE PLAN, OR (II) VOTE TO REJECT THE PLAN BUT DO NOT AFFIRMATIVELY MAKE THE OPT-OUT ELECTION ON THEIR BALLOT, SHALL BE DEEMED TO HAVE CONSENTED TO THE RELEASES SET FORTH IN ARTICLE 14 HEREIN.

ARTICLE V
CERTAIN RISK FACTORS TO BE CONSIDERED PRIOR TO VOTING

THE PLAN AND ITS IMPLEMENTATION ARE SUBJECT TO CERTAIN RISKS, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS SET FORTH BELOW. HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE PLAN AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH OR REFERRED TO OR INCORPORATED BY REFERENCE HEREIN, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

5.1 The Plan May Not Be Accepted

The Debtors can make no assurances that the requisite acceptances of the Plan will be received, and the Debtors may need to obtain acceptances of an alternative plan of liquidation for the Debtors, or otherwise, that may not have the support of the Creditors and/or may be required to liquidate the Estates under chapter 7 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to Creditors as those proposed in the Plan.

5.2 The Plan May Not Be Confirmed

Even if the Debtors receive the requisite acceptances, there is no assurance that the Bankruptcy Court, which may exercise substantial discretion as a court of equity, will confirm the Plan. Even if the Bankruptcy Court determined that the combined Disclosure Statement and Plan and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for confirmation had not been met. Moreover, there can be no assurance that modifications to the combined Disclosure Statement and Plan will not be required for Confirmation or that such modifications

would not necessitate the re-solicitation of votes. If the Plan is not confirmed, it is unclear what distributions Holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of liquidation.

If the Plan is not confirmed, the Plan will need to be revised and it is unclear whether a chapter 11 reorganization or liquidation of the Debtors' assets could be implemented and what distribution the holders of Allowed Claims would receive. If an alternative could not be agreed to, it is possible that the Debtors would have to liquidate their remaining assets in chapter 7, in which case it is likely that the holders of Allowed Claims would receive substantially less favorable treatment than they would receive under the Plan. There can be no assurance that the terms of any such alternative would be similar to or as favorable to the Debtors' creditors as those proposed in the Plan.

5.3 The Plan Sponsor and the Sponsored Plan

The Debtors can make no assurances that they will identify a Plan Sponsor or execute a Plan Sponsor Agreement. Additionally, while the Sponsored Plan must provide a greater recovery to Holders of Allowed Claims as compared to the Stand-Alone Plan, the Debtors can make no other assurances with respect to recoveries under the Sponsored Plan at this time.

5.4 Distributions to Holders of Allowed Claims under the Plan May Be Inconsistent with Projections

Projected Distributions are based upon good faith estimates of the total amount of Claims ultimately Allowed and the funds available for Distribution. There can be no assurance that the estimated Claim amounts set forth in the Plan are correct. These estimated amounts are based on certain assumptions with respect to a variety of factors. Both the actual amount of Allowed Claims in a particular Class and the funds available for distribution to such Class may differ from the Debtors' estimates. If the total amount of Allowed Claims in a Class is higher than the Debtors' estimates, or the funds available for distribution to such Class are lower than the Debtors' estimates, the percentage recovery to Holders of Allowed Claims in such Class will be less than projected.

5.5 Objections to Classification of Claims

Bankruptcy Code section 1122 requires that the Plan classify Claims and Interests. The Bankruptcy Code also provides that the Plan may place a Claim or Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such Class. The Debtors believe that all Claims and Interests have been appropriately classified in the Plan. To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors would seek to (i) modify the Plan to provide for whatever classification might be required for Confirmation and (ii) use the acceptances received from any Holder of Claims pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such Holder ultimately is deemed to be a member. Any such reclassification of Claims, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote

required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires re-solicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder of Claims pursuant to this solicitation will constitute a consent to the Plan's treatment of such Holder, regardless of the Class as to which such Holder is ultimately deemed to be a member. The Debtors believe that under the Bankruptcy Rules, they would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the Claim or Interest of any Holder.

The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Interest of a particular Class unless the Holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Debtors believe that the Plan complies with the requirement of equal treatment. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny confirmation of the Plan. Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.

5.6 Failure to Consummate the Plan

The Plan provides for certain conditions that must be satisfied (or waived) prior to the Confirmation Date and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of the Plan, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). Accordingly, there can be no assurance that the Plan will be confirmed by the Bankruptcy Court. Further, if the Plan is confirmed, there can be no assurance that the Plan will be consummated.

5.7 Plan Releases May Not Be Approved

There can be no assurance that the releases, as provided in Article XIV of the Plan, will be granted. Failure of the Bankruptcy Court to grant such relief may result in a plan that differs from the Plan or the Plan not being confirmed.

5.8 Reductions to Estimated Creditor Recoveries

The Allowed amount of Claims in any Class could be greater than projected, which, in turn, could cause the amount of distributions to creditors in such Class to be reduced substantially. The amount of cash realized from the monetization of the Debtors' remaining assets could be less than anticipated, which could cause the amount of distributions to creditors to be reduced substantially.

5.9 Certain Tax Considerations

There are a number of material income tax considerations, risks, and uncertainties associated with the plan the Debtors described in the combined Disclosure Statement and Plan. The Debtors' ability to utilize their net operating losses may be substantially impaired or

eliminated if the Debtors suffer an ownership change or fail to engage in an active trade or business.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. NOTHING HEREIN SHALL CONSTITUTE TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

ARTICLE VI
TREATMENT OF UNCLASSIFIED CLAIMS

6.1 Administrative Claims. Except as otherwise set forth in this Article VI, or as soon as practicable after the Administrative Claim Bar Date, each Holder of an Allowed Administrative Claim shall receive in full and final satisfaction and release of and in exchange for such Allowed Administrative Claim: (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other treatment as to which the Post-Effective Date Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing.

(a) ***Administrative Claim Bar Date***. Holders of Administrative Claims shall file with the Claims Agent and serve on the Reorganized Debtors or Plan Administrator, as applicable, requests for payment, in writing, together with supporting documents, substantially complying with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, so as to actually be received on or before the Administrative Claim Bar Date. The Effective Date Notice shall set forth the Administrative Claim Bar Date and shall constitute notice of such Bar Date. Absent further Court order, any Administrative Claim not filed by the Administrative Claim Bar Date shall be deemed waived and the Holder of such Administrative Claim shall be forever barred from receiving payment on account thereof.

(b) ***Objections to Administrative Claims***. Objections to requests for payment of Administrative Claims, other than requests for payment of Professional Fee Claims, must be Filed and served on the requesting party by the Claims Objection Deadline.

(c) ***Professional Fee Claims***. All applications for allowance and payment of Professional Fee Claims shall be Filed on or before the Professional Fee Claims Bar Date. If an application for a Professional Fee Claim is not Filed by the Professional Fee Claims Bar Date, such Professional Fee Claim shall be deemed waived and the Holder of such Claim shall be forever barred from receiving payment on account thereof. The Effective Date Notice shall set forth the Professional Fee Claims Bar Date and shall constitute notice of such Bar Date. Objections to any Professional Fee Claims must be Filed and served on the Plan Administrator or the Reorganized Debtors and the requesting party by no later than twenty-one (21) days after service of the applicable final application for allowance and payment of Professional Fee Claims. Allowed Professional

Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court upon the earlier of (i) the Effective Date or (ii) the date upon which an order relating to any such Allowed Professional Fee Claim is entered, and in each case, as soon as reasonably practicable.

(d) ***U.S. Trustee Fees***. All fees payable on or before the Effective Date, pursuant to United States Code title 28 section 1930, shall be paid by the Debtors on or before the Effective Date. Notwithstanding anything to the contrary in the Plan, the U.S. Trustee shall not be required to file a request for Administrative Claims.

6.2 Priority Tax Claims. Within the time period provided in Article X of the Plan, each Holder of an Allowed Priority Tax Claim shall receive in full and final satisfaction and release of and in exchange for such Allowed Priority Tax Claim: (i) Cash equal to the amount of such Allowed Priority Tax Claim; or (ii) such other treatment as to which the Plan Administrator or the Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing.

ARTICLE VII
TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

Unless the Holder of an Allowed Claim and the Debtors or the Reorganized Debtors, as applicable, agree to a different treatment, each Holder of an Allowed Claim shall receive the following Distributions in accordance with Article X of the Plan:

7.1 Class 1: Priority Non-Tax Claims. Under both the Stand-Alone Plan and the Sponsored Plan, each Holder of an Allowed Priority Non-Tax Claim shall receive in full and final satisfaction and release of and in exchange for such Allowed Class 1 Claim: (A) Cash equal to the amount of such Allowed Priority Non-Tax Claim; or (B) such other treatment which the Plan Administrator or the Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Non-Tax Claim have agreed upon in writing.

7.2 Class 2: Other Secured Claims. Under both the Stand-Alone Plan and the Sponsored Plan, each Holder of an Allowed Class 2 Claim shall receive in full and final satisfaction and release of and in exchange for such Allowed Class 2 Claim: (A) return of the collateral securing such Allowed Other Secured Claim; (B) Cash equal to the amount of such Allowed Other Secured Claim; or (C) such other treatment which the Plan Administrator or the Reorganized Debtors, as applicable, and the Holder of such Allowed Other Secured Claim have agreed upon in writing.

7.3 Class 3: Prepetition Loan Claims. Under both the Stand-Alone Plan and the Sponsored Plan, as of the Confirmation Date, the Prepetition Lender's sole and exclusive recourse on account of the Prepetition Loan Claims shall be limited to the Assets subject to any Asset Sales to the Prepetition Lender under the Falko Sale Order and no other assets of the Debtors, and the Prepetition Lender unconditionally and irrevocably waives any other rights to assert any Claims or Encumbrances against the Debtors, their Affiliates or subsidiaries, or the Estates.

7.4 Class 4: PPP Loan Claims. Under both the Stand-Alone Plan and the Sponsored Plan, to the extent that a PPP Loan Claim is not forgiven pursuant to the Paycheck Protection Program

under Division A, Title I of the CARES Act, and except to the extent that a Holder of an Allowed PPP Loan Claim agrees to a less favorable treatment, each holder of an Allowed PPP Loan Claim shall receive, at the option of the Debtors, (A) Reinstatement of such allowed PPP Loan Claim, or (B) such other treatment so as to render such Allowed PPP Loan Claim Unimpaired

7.5 Class 5: General Unsecured Claims. Under both the Stand-Alone Plan and the Sponsored Plan, each Holder of an Allowed General Unsecured Claim shall receive in full and final satisfaction and release of and in exchange for such Allowed Class 5 Claim: (A) Cash equal to the amount of such Allowed General Unsecured Claim; or (B) such other treatment which the Plan Administrator or the Reorganized Debtors, as applicable, and the Holder of such Allowed General Unsecured Claim have agreed upon in writing.

7.6 Class 6: Intercompany Claims. Under the Stand-Alone Plan, on the Effective Date, all Intercompany Claims shall be canceled. Under the Sponsored Plan, on the Effective Date, all Intercompany Claims shall be Reinstated.

7.7 Class 7: Interests. Under the Stand-Alone Plan, on the Effective Date, Holders of Allowed Interests shall receive, in full and final satisfaction and release of and in exchange for such Allowed Class 7 Interest, their *pro rata* share of Distributions from the Post-Effective Date Debtor Assets until no further Post-Effective Date Assets remain, *provided, however*, that no Distributions shall be made until all Unclassified Claims and Claims in Classes 1 through 6 have been Paid in Full or otherwise satisfied in accordance with this Plan. Under the Sponsored Plan, all Holders of Allowed Interests shall receive either (A) Cash, (B) Reinstatement of such Allowed Interests, (C) Reinstatement of such Allowed Interests subject to dilution, or (D) a combination of (A) though (C), as set forth in the Plan Sponsor Agreement.

7.8 Reservation of Rights Regarding Claims and Interests. Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors' rights and defenses, both legal and equitable, with respect to any Claims or Interests, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

ARTICLE VIII
ACCEPTANCE OR REJECTION OF THE PLAN

8.1 Class Entitled to Vote. Because Claims in Class 7 are Impaired and Holders thereof will receive or retain property or an interest in property under the Plan, only Holders of Claims in Class 7 shall be entitled to vote to accept or reject the Plan.

8.2 Acceptance by Impaired Classes of Claims or Interests. In accordance with Bankruptcy Code section 1126(c), and except as provided in Bankruptcy Code section 1126(e), an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject the Plan. In accordance with Bankruptcy Code section 1126(d) and except as provided in Bankruptcy Code section 1126(e), an Impaired Class of Interests shall have accepted the Plan if such Plan is accepted by Holders of at least two-thirds (2/3) in amount of the Allowed Interests in such Class that have timely and properly voted to accept or reject the Plan.

8.3 Presumed Acceptance by Unimpaired Classes. Because Claims in Classes 1, 2, 3, 4 and 5 are Unimpaired pursuant to Bankruptcy Code section 1126(f) or deemed to accept under the Falko Sale Order, Holders of Claims in Classes 1, 2, 3, 4 and 5 are deemed to have accepted the Plan and, therefore, such Holders of Claims are not entitled to vote to accept or reject the Plan. In addition, under the Sponsored Plan, Holders of Claims in Class 6 are deemed to accept the Sponsored Plan.

8.4 Presumed Rejections by Impaired Classes. Under the Stand-Alone Plan, pursuant to Bankruptcy Code section 1126(g), Holders of Class 6 Claims are presumed to have rejected the Plan and are not entitled to vote to accept or reject the Stand-Alone Plan. There are no classes that are presumed to reject the Sponsored Plan.

8.5 Confirmation Pursuant to Bankruptcy Code Section 1129(b). To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors reserve the right to request confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code section 1129(b). The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan, the documents submitted in support thereof or any schedule or exhibit, including to amend or modify it to satisfy the requirements of Bankruptcy Code section 1129(b), if necessary.

8.6 Controversy Concerning Impairment. If a controversy arises as to whether any Claim or Interest is Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

8.7 Deemed Acceptance if No Votes Cast. If no Holders of Claims eligible to vote in a particular Class vote to accept or reject this Plan, the Plan shall be deemed accepted by the Holders of such Claims in such Class.

8.8 Elimination of Vacant Classes. Any Class of Claims or Interests that does not contain, as of the date of the commencement of the Confirmation Hearing, a Holder of an Allowed Claim or Interest, or a Holder of a Claim temporarily allowed under Bankruptcy Rule 3018, shall be deemed deleted from the Plan for all purposes, including for purposes of determining acceptance of the Plan by such Class under Bankruptcy Code section 1129(a)(8).

ARTICLE IX
IMPLEMENTATION OF THE PLAN

9.1 Implementation of the Plan.

(a) Sponsored Plan. On or about the Effective Date, and in accordance with the Plan Sponsor Agreement, the Debtors and the Reorganized Debtors shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of their businesses, to revise the overall corporate structure of the Debtors, to reorganize certain Debtor entities in a different form, or to organize certain of the Debtors under the laws of jurisdictions other than the laws of which such Debtors currently are organized, which restructuring may include one or more entity or asset transfers, mergers, consolidations, dispositions, liquidations, wind-downs, or dissolutions as may be determined by the Debtors to be necessary or

appropriate to result in substantially all or a part of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Debtors vesting in one or more surviving, resulting, or acquiring Entities (collectively, the "Restructuring Transactions"). In furtherance of the foregoing, the Debtors and the Reorganized Debtors shall be permitted to take all actions as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate the Plan and the Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree, including, but not limited to the documents comprising the Plan Supplement; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (4) such other transactions that are required to effectuate the Restructuring Transactions in a tax-efficient manner as determined by the Debtors, including any contributions, mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions or liquidations required in connection therewith; (5) the execution, delivery, and filing, if applicable, of the any exit financing; and (6) all other actions that the applicable Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

(b) ***Stand-Alone Plan***. The Stand-Alone Plan will be implemented by, among other things, the appointment of the Plan Administrator as the sole officer and director of the Debtors as of the Effective Date, the representative of the Estates, and the making of Distributions to Holders of Allowed Claims and Interests from the Post-Effective Date Debtor Assets. Pursuant to Section 303 of the DGCL, the Plan Administrator shall be authorized to wind-up and dissolve the Debtors once the Post-Effective Date Debtor Assets have been monetized and Distributions have been made to Holders of Allowed Claims and Interests.

9.2 Sources of Consideration.

(a) ***Sponsored Plan***. All consideration necessary to make all monetary payments in accordance with the Sponsored Plan shall be obtained from the Cash and cash equivalents of the Debtors or the Reorganized Debtors, as applicable, or its subsidiaries, including the consideration in the Plan Sponsor Agreement received from the Plan Sponsor.

(b) ***Stand-Alone Plan***. All consideration necessary to make all monetary payments in accordance with the Stand-Alone Plan shall be obtained from the remaining Cash, and cash equivalents of the Debtors or the Post-Effective Date Debtors, as applicable, or their subsidiaries, and the proceeds of Post-Effective Date Debtor Assets to be monetized through the Post-Effective Date Debtors.

9.3 Vesting of Assets

(a) ***Sponsored Plan***. Except as otherwise provided herein, on the Effective Date, all property of the Estate, including any net operating losses or similar tax attributes, and any property acquired by the Debtors pursuant to the Plan Sponsor Agreement, shall vest in the Reorganized Debtors, free and clear of all Claims, liens, charges, and other encumbrances. Pursuant to the Sponsored Plan, on and after the Effective Date, except as otherwise provided herein, the Reorganized Debtors may operate their business and use, acquire, or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(b) ***Stand-Alone Plan***. Except as otherwise provided herein, on the Effective Date, all property of the Estate, including any net operating losses or similar tax attributes, shall vest in the Post-Effective Date Debtors, free and clear of all Claims, liens, charges, other encumbrances and Interests. Pursuant to the Stand-Alone Plan, on and after the Effective Date, except as otherwise provided herein, the Post-Effective Date Debtors may use, acquire, or dispose of Assets and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

9.4 Authorization and Issuance of New Securities. Under the Sponsored Plan, and as set forth in the Plan Sponsor Agreement, to the extent authorized by section 1145 of the Bankruptcy Code or any other applicable provisions of the Securities Act that may be set forth in the Plan Sponsor Agreement or the Confirmation Order, the issuance of any securities in the Reorganized Debtors in exchange for Claims pursuant to Article III of this Plan may be exempt from, among other things, the registration requirements of the Securities Act and any state or local law requiring registration for offer or sale of a security. Except as otherwise provided in the Plan, the Plan Sponsor Agreement, or the governing certificates or instruments, any and all such exempt securities so issued under the Plan will be freely tradable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments; (2) the restrictions, if any, on the transferability of such securities and instruments included in the Plan Sponsor Agreement; and (3) any other applicable regulatory approval.

9.5 Debtors' Directors and Officers.

(a) ***Sponsored Plan***. On the Effective Date, the members of the Reorganized Debtors' board of directors shall remove and replace the existing officers of the Debtors, unless otherwise set forth in the Plan Sponsor Agreement or as mutually agreed upon with the Plan Sponsor. The identity of the members of the Reorganized Debtors' board of directors, and the nature and compensation of each of its members who is an "insider" under Bankruptcy Code Section 101(31), shall be disclosed in the Plan Supplement.

(b) ***Stand-Alone Plan***. On the Effective Date, any director or officer of a Debtor shall be deemed to have resigned automatically without the need for any action or approval and without the need for any company filings, and shall have no continuing obligations to the Debtors following the occurrence of the Effective Date. From and after the Effective Date, the Plan Administrator shall be deemed to be the sole officer and director of each Debtor (and all corporate charters, bylaws, agreements and other organic documents are deemed amended by this combined Disclosure Statement and Plan to permit and authorize such admission and appointment), and the Plan Administrator shall serve in such capacity through the earlier of the date the applicable Debtor is dissolved in accordance with this combined Disclosure Statement and Plan and the date that such Plan Administrator resigns, is terminated, or is otherwise unable to serve, provided that any successor Plan Administrator shall serve in such capacities after the effective date of such appointment as the Plan Administrator.

9.6 Control Provisions. To the extent there is any inconsistency between the combined Disclosure Statement and Plan as it relates to the Plan Administrator and the Plan Administrator Agreement, or the terms of the Plan Sponsor Agreement and the Restructuring Transactions, as applicable, the terms of the combined Disclosure Statement and Plan shall control.

9.7 Corporate Action. On the Effective Date, all matters expressly provided for under this Plan that would otherwise require approval of the equity holders or directors of one or more of the Debtors, including but not limited to, the dissolution or merger of any of the Debtors, shall be deemed to have occurred and shall be in effect upon the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors are incorporated without any requirement of action by the equity holders or directors of the Debtors.

9.8 Provisions only applicable to the Stand-Alone Plan.

In the event of the Stand-Alone Plan, the terms of this Section 9.8 shall apply

(a) ***Wind-Up and Dissolution of the Debtors***. From and after the date of entry of the Confirmation Order, the Debtors shall continue in existence pursuant to the terms of this combined Disclosure Statement and Plan. Pursuant to Section 303 of the DGCL, the Plan Administrator may immediately dissolve any Debtor(s) without the need for any corporate action or approval and without the need for any corporate filings by filing of a notice with the Bankruptcy Court, and neither the Debtors, the Post-Effective Date Debtors, nor the Plan Administrator shall be required to pay any taxes or fees to cause such dissolution. On the Effective Date or as soon thereafter as is reasonably practicable, pursuant to Section 303 of the DGCL, the Plan Administrator shall wind-up the affairs of the Debtors, if any, and file final tax returns for the Debtors. The Estates shall bear the cost and expense of the wind-up of the affairs of the Debtors, if any, and the cost and expense of the preparation and filing of the final tax returns for the Debtors.

(b) ***Plan Administrator and Plan Administrator Agreement***. From and after the Effective Date, except as expressly set forth in the Stand-Alone Plan or the Confirmation Order, pursuant to and in accordance with the terms and provisions of the Plan and the Plan Administrator Agreement, the Plan Administrator shall be empowered and directed to: (i) take all steps and execute all instruments and documents necessary to make

Distributions to Holders of Allowed Claims and Interests, and to perform the duties assigned to the Plan Administrator under the Stand-Alone Plan or the Plan Administrator Agreement; (ii) comply with the Stand-Alone Plan and the obligations under the Stand-Alone Plan; (iii) employ, retain or replace professionals to represent the Plan Administrator with respect to the Plan Administrator's responsibilities; (iv) object to Claims and Interests as provided in the Stand-Alone Plan and prosecute such objections; (v) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment or allowance of any Claims or Interests; (vi) establish or release the Disputed Claim Reserve and the Plan Administrator Operating Reserve, as provided in the Stand-Alone Plan, as applicable; (vii) exercise such other powers as may be vested in the Plan Administrator pursuant to the Stand-Alone Plan, the Plan Administrator Agreement or any other Order of the Bankruptcy Court, including the Confirmation Order, or otherwise act on behalf of and for the Debtors and the Post-Effective Date Debtors from and after the Effective Date; (viii) file applicable tax returns for the Debtors; (ix) monetize any of the Post-Effective Date Debtor Assets; and (x) prosecute, compromise, resolve or withdraw any of the Retained Causes of Action.

The Plan Administrator may, without the need for further Court approval, retain or employ agents, financial advisors, attorneys, consultants, independent contractors, representatives and other professionals to advise the Plan Administrator in the performance of the Plan Administrator's duties, which may include counsel for the Debtors, and other advisors for the Debtors. The Plan Administrator may employ, without further order of the Bankruptcy Court, professionals (including those previously retained by the Debtors) to assist in carrying out the Plan Administrator's duties hereunder and may compensate and reimburse the reasonable expenses of these professionals without further Order of the Bankruptcy Court from the Post-Effective Date Debtor Assets in accordance with the Plan and the Plan Administrator Agreement.

The Plan Administrator shall be authorized to obtain and pay for, out of the funds of the Estate, all reasonably necessary insurance coverage for the Plan Administrator, the Plan Administrator Professionals, and the Debtors, their officers and directors, including, but not limited to, coverage with respect to: (i) any property that is or may in the future become the property of the Debtors or their Estates; and (ii) the Plan Administrator Expenses, the latter of which insurance coverage may remain in effect for a reasonable period of time after the termination of the Plan Administrator Agreement, as determined by the Plan Administrator.

(c) ***Distributions by Plan Administrator***. The Plan Administrator, on behalf of the Post-Effective Date Debtors, shall make continuing efforts to monetize all Post-Effective Date Debtor Assets in accordance with the Stand-Alone Plan and the Plan Administrator Agreement, *provided* that the timing of all Distributions made by the Post-Effective Date Debtors to Holders of Allowed Claims and Interests shall be at the discretion of the Plan Administrator, and, *provided, further*, that Distributions to Holders of Allowed Claims and Interests may only be made after all applicable Bar Dates have passed.

(d) ***Cash Investments***. The Post-Effective Date Debtors' Cash shall be invested in demand-and-time deposits in banks or other savings institutions, or in other temporary,

liquid investments, such as Treasury bills, consistent with the liquidity needs of the Post-Effective Date Debtors as determined by the Plan Administrator, in accordance with Bankruptcy Code section 345, unless the Bankruptcy Court otherwise requires.

(e) ***Limitation of Liability; Indemnification***. The Plan Administrator and all of its respective designees, employees, agents, representatives or professionals shall not be liable for the act or omission of any other member, designees, agent or representative of the Plan Administrator, nor shall they be liable for any act or omission taken or omitted to be taken in their respective capacities, other than acts or omission resulting from willful misconduct, gross negligence, or actual fraud. The Plan Administrator shall be entitled to enjoy all of the rights, powers, immunities and privileges applicable to a chapter 7 trustee. The Plan Administrator may, in connection with the performance of its functions, consult with attorneys, accountants, financial advisors and agents, which consultation may act as a defense for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such persons. Notwithstanding such authority, the Plan Administrator shall not be under any obligation to consult with attorneys, accountants, financial advisors or agents, and their determination not to do so shall not result in the imposition of liability, unless such determination is based on willful misconduct, gross negligence or actual fraud. The Plan Administrator shall indemnify and hold harmless the Plan Administrator and its designees and professionals, and all duly designated agents and representatives thereof (in their capacity as such), from and against and in respect of all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys' fees and costs arising out of or due to such actions or omissions, or consequences of their actions or omissions with respect or related to the performance of their duties or the implementation or administration of the Plan; provided, however, that no such indemnification will be made to such persons for such actions or omissions as a result of willful misconduct, gross negligence or fraud..

ARTICLE X
PROVISIONS GOVERNING DISTRIBUTIONS

10.1 Distributions for Allowed Claims.

Except as otherwise provided herein or as ordered by the Bankruptcy Court, all Distributions to Holders of Allowed Claims as of the applicable distribution date shall be made on or as soon as practicable after the applicable distribution date. Distributions on account of Claims that first become Allowed Claims after the applicable distribution date shall be made pursuant to the terms of this Plan and on the day selected by the Debtors.

The Debtors may accelerate any Distribution date with respect to Distributions other than the initial distribution date if the facts and circumstances so warrant and to the extent not inconsistent with the Plan.

Distributions made as soon as reasonably practicable after the Effective Date or such other date set forth herein shall be deemed to have been made on such date.

10.2 Interest of Claims. Except to the extent provided in Bankruptcy Code section 506(b), the Plan, or the Confirmation Order, post-petition interest shall not accrue or be paid on Claims, and no Holder of an Allowed Claim shall be entitled to interest accruing on any Claim from and after the Petition Date.

10.3 Distributions by Reorganized Debtors or Plan Administrator as Disbursement Agent. From and after the Effective Date, the Plan Administrator or Reorganized Debtors, as applicable, shall serve as the Disbursement Agent under the Plan with respect to Distributions to Holders of Allowed Claims (provided that the Plan Administrator or Reorganized Debtors may hire professionals or consultants to assist with making disbursements or to act as the Disbursement Agent). The Plan Administrator or Reorganized Debtors shall cause to be made all Distributions required to be made to such Holders of Allowed Claims pursuant to the Plan. The Plan Administrator Reorganized Debtors shall not be required to give any bond or surety or other security for the performance of their duties as Disbursement Agent unless otherwise ordered by the Bankruptcy Court.

10.4 Means of Cash Payment. Cash payments under the Plan shall be made, at the option, and in the sole discretion, of the Plan Administrator or Reorganized Debtors, by wire, check, or such other method as the Plan Administrator or Reorganized Debtors deem appropriate under the circumstances. Cash payments to foreign creditors may be made, at the option, and in the sole discretion, of the Plan Administrator or Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Pursuant to Section 10.7 of the Plan, cash payments in the form of checks issued by the Disbursement Agent shall be null and void if not cashed within ninety (90) days of the date of the issuance thereof and deemed undeliverable Distributions. Following the expiration of ninety (90) days after issuance of such null and void checks, in accordance with Section 10.13 of the Plan, amounts in respect of these undeliverable Distributions shall be become unrestricted Assets redistributed to Holders of Allowed Claims and Interests after reserving as necessary for payment of any other Administrative Expenses. Such Holder shall be deemed to have forfeited its right to any reserved and future Distributions from the Post-Effective Date Debtors or Reorganized Debtors, and any Claims held by such Holder shall be deemed cancelled, and the Claims of such Holder shall be forever barred.

For purposes of effectuating Distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date.

10.5 Fractional Distributions. Notwithstanding anything in the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half cents or more being rounded up and fractions less than half of a cent being rounded down.

10.6 De Minimis Distributions. Notwithstanding anything to the contrary contained in the Plan, the Plan Administrator or Reorganized Debtors shall not be required to distribute, and shall not distribute, Cash or other property to the Holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $100. Any Holder of an

Allowed Claim on account of which the amount of Cash or other property to be distributed is less than $100 shall be forever barred from asserting such Claim against the Reorganized Debtors' or the Post-Effective Date Debtors' Assets.

10.7 Delivery of Distributions; Unclaimed Distributions. All Distributions to Holders of Allowed Claims not made by wire transfer shall be made at the address of such Holder as set forth in the claims register maintained in the Chapter 11 Cases (subject to any transfer effectuated pursuant to Bankruptcy Rule 3001(e) or, after the Effective Date, a change of address notification provided by a Holder in a manner reasonably acceptable to the Reorganized Debtors or Plan Administrator) or, in the absence of a Filed proof of Claim, the Schedules, on the Effective Date. The responsibility to provide the Plan Administrator or Reorganized Debtors a current address of a Holder of Claims shall always be the responsibility of such Holder and at no time shall the Plan Administrator or Reorganized Debtors have any obligation to determine a Holder's current address. Nothing contained in the Plan shall require the Plan Administrator or Reorganized Debtors to attempt to locate any Holder of an Allowed Claim. Amounts in respect of undeliverable Distributions made by the Plan Administrator or Reorganized Debtors shall be held in trust on behalf of the Holder of the Claim to which they are payable until the earlier of the date that such undeliverable Distributions are claimed by such Holder and the date ninety (90) days after the date the undeliverable Distributions were made. Following the expiration of ninety (90) days after the date the undeliverable Distributions were made, the amounts in respect of undeliverable Distributions shall be become unrestricted Assets and revert back to the Reorganized Debtors (under the Sponsored Plan) or Post-Effective Date Debtor Assets and shall be redistributed to Holders of Allowed Claims and Interests after reserving as necessary for payment of Plan Administrator Expenses (under the Stand-Alone Plan). Such Holder shall be deemed to have forfeited its right to any reserved and future Distributions from the Reorganized Debtors or the Post-Effective Date Debtors and such interests shall be deemed cancelled, and the Claims or Interests of such Holder shall be forever barred.

10.8 Application of Distribution Record Date. At the close of business on the Distribution Record Date, the Debtors' claims registers shall be closed, and there shall be no further changes in the record holders of Claims or Interests. In the event of the Stand-Alone Plan, beneficial interests in the Post-Effective Date Debtors shall be non-transferable except upon death of the interest holder or by operation of law. Except as provided herein, the Plan Administrator or the Reorganized Debtors, as applicable, and their respective agents, successors, and assigns shall have no obligation to recognize any transfer of any Claim or Interest occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the claims registers as of the close of business on the Distribution Record Date irrespective of the number of Distributions to be made under the Plan to such Entities or the date of such Distributions.

10.9 Withholding, Payment and Reporting Requirements With Respect to Distributions. All Distributions under the Plan shall, to the extent applicable, comply with all tax withholding, payment, and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all Distributions shall be subject to any such withholding, payment, and reporting requirements. The Reorganized Debtors or the Plan Administrator, as applicable, shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements. The Reorganized Debtors or the Plan

Administrator, as applicable, may require, in their sole and absolute discretion and as a condition to the receipt of any Distribution, that the Holder of an Allowed Claim complete and return to the Plan Administrator or the Reorganized Debtors the appropriate Form W-8 or Form W-9, as applicable, to each Holder. Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim that is to receive a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution, and including, in the case of any Holder of a Disputed Claim that has become an Allowed Claim, any tax obligation that would be imposed upon the Post-Effective Date Debtors or the Reorganized Debtors in connection with such Distribution, and (b) no Distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Reorganized Debtors or the Plan Administrator for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Post-Effective Date Debtors in connection with such Distribution.

10.10 Setoffs. The Reorganized Debtors or the Post-Effective Date Debtors, as applicable, may, but shall not be required to, set off against any Claim or any Allowed Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Reorganized Debtors or the Post-Effective Date Debtors may have against the Holder of such Claim; *provided, however,* that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors or Post-Effective Date Debtors of any such claim that it may have against such Holder.

10.11 No Distribution in Excess of Allowed Amounts. Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim.

10.12 Allocation of Distributions. The Reorganized Debtors or Plan Administrator may, in their sole discretion, make Distributions jointly to any Holder of a Claim and any other Entity who has asserted, or whom the Reorganized Debtors or Plan Administrator have determined to have, an interest in such Claim; *provided, however*, that the Reorganized Debtors or Post-Effective Date Debtors shall provide notice of such Distribution to any Holder of a Claim or other Entity that has asserted an interest in such Claim.

10.13 Forfeiture of Distributions. If the Holder of a Claim fails to cash a check payable to it within the time period set forth in Section 10.4, fails to claim an undeliverable Distribution within the time limit set forth in Section 10.7, or fails to complete and return to the Reorganized Debtors or Post-Effective Date Debtors the appropriate Form W-8 or Form W-9 within one hundred twenty (120) days of a request for the completion and return to it of the appropriate form pursuant to Section 10.9, then such Holder shall be deemed to have forfeited its right to any reserved and future Distributions and the Claims of such Holder shall be forever barred. The forfeited Distributions shall become unrestricted Assets (in the event of the Sponsored Plan) or Post-Effective Date Debtor Assets and shall be redistributed to Holders of Allowed Claims and Interests after reserving as necessary for payment of Plan Administrator Expenses and otherwise in compliance with the Plan and the Plan Administrator Agreement (in the event of the Stand-Alone Plan). Under the Stand-Alone Plan, in the event the Plan Administrator or Reorganized Debtors determine that any such amounts are too small in total to redistribute cost-effectively to

Holders of Allowed Claims and Interests, the Plan Administrator or Reorganized Debtors may instead donate them to a charitable organization(s) free of any restrictions thereon, notwithstanding any federal or state escheat laws to the contrary.

ARTICLE XI
PROVISIONS FOR CLAIMS OBJECTIONS AND ESTIMATION OF CLAIMS

11.1 Claims Administration Responsibility. Except as otherwise specifically provided in the Plan and the Plan Administrator Agreement or the Plan Sponsor Agreement (as applicable), after the Effective Date, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall have the authority (a) to file, withdraw, or litigate judgment objections to Claims, (b) to settle, compromise, or Allow any Claim or Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court, (c) to amend the Schedules in accordance with the Bankruptcy Code, and (d) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. Any agreement entered into by the Reorganized Debtors or the Post-Effective Date Debtors with respect to the Allowance of any Claim shall be conclusive evidence and a final determination of the Allowance of such Claim.

11.2 Claims Objections. All objections to Claims shall be Filed by the Reorganized Debtors or the Plan Administrator, as applicable, on or before the Claim Objection Deadline, which date may be extended by the Bankruptcy Court upon a motion filed on or before the Claim Objection Deadline with notice only to those parties entitled to notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002 as of the filing of such motion. If a timely objection has not been Filed to a proof of Claim or the Schedules have not been amended with respect to a Claim that was scheduled by the Debtors but was not set forth in the Schedules by the Debtors as contingent, unliquidated, and/or disputed, then the Claim to which the proof of Claim or the Claim set forth in the Schedules relates will be treated as an Allowed Claim.

11.3 Estimation of Contingent or Unliquidated Claims. Except as specifically provided for in the Plan Administrator Agreement or in the Plan Sponsor Agreement, the Plan Administrator or the Reorganized Debtors, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Bankruptcy Code section 502(c), regardless of whether the Debtors have previously objected to such Claim, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount shall constitute the Allowed amount of such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.

11.4 Distributions on Account of Disputed Claims. Distributions may be made on account of an undisputed portion of a Disputed Claim. The Reorganized Debtors or Plan Administrator shall, on the applicable distribution date, make Distributions on account of any Disputed Claim (or portion thereof) that has become an Allowed Claim. Such Distributions shall be based upon the Distributions that would have been made to the Holder of such Claim under the Plan if such Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

11.5 Amendments to Claims. On or after the Effective Date, a Claim may not be filed or amended to increase liability or to assert new liabilities without the prior authorization of the Bankruptcy Court or the Reorganized Debtors or Plan Administrator, as applicable, and any such new or amended Claim filed without prior authorization shall be deemed Disallowed in full without any further action.

11.6 Claims Paid and Payable by Third Parties. A Claim shall be Disallowed without an Objection thereto having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, or the Plan Administrator.

11.7 Adjustment to Claims Without Objection. Any Claim that has been paid or otherwise satisfied may be designated on the Claims Register as such at the direction of the Plan Administrator or the Reorganized Debtors, as applicable, by the Filing of a notice of satisfaction and without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE XII
EXECUTORY CONTRACTS

12.1 Treatment of Executory Contracts.

(a) Under the Sponsored Plan, unless otherwise set forth in the Plan Sponsor Agreement, on the Effective Date, except as otherwise provided herein, each of the Executory Contracts not previously assumed, or assumed and assigned as applicable in accordance with the Plan or rejected pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract (1) identified in the Plan Supplement as an Executory contract to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

(b) Under the Stand-Alone Plan, on the Effective Date, all Executory Contracts will be deemed rejected as of the Effective Date in accordance with, and subject to, the provisions and requirements of Bankruptcy Code sections 365 and 1123, except to the extent: (a) the Debtors previously have assumed, assumed and assigned or rejected such Executory Contract, or (b) prior to the Effective Date, the Debtors have Filed a motion to assume, assume and assign, or reject an Executory Contract on which the Bankruptcy Court has not ruled. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of all rejections of Executory Contracts pursuant to this Article and Bankruptcy Code sections 365(a) and 1123.

12.2 Claims Based on Rejection of Executory Contracts. Unless otherwise provided by a Final Order, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts pursuant to the Plan must be filed with the Claims Agent within thirty (30) days after the date of the effectiveness of the rejection of the applicable Executory Contract. Any Proofs of

Claim arising from the rejection of the Executory Contracts that are not timely filed shall be subject to disallowance by further order of the Bankruptcy Court upon objection on such grounds. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with this Plan.

12.3 Asset Purchase Agreements. To the extent executory, any asset purchase agreement or other documents related to the Asset Sales shall be assumed.

ARTICLE XIII
CONFIRMATION AND CONSUMMATION OF THE PLAN

13.1 Conditions Precedent to the Effective Date. Each of the following is a condition precedent to the occurrence of the Effective Date:

(a) the Confirmation Order shall have become a Final Order in full force and effect with no stay thereof then in effect;

(b) all actions, documents, and agreements necessary to implement this combined Disclosure Statement and Plan, including, without limitation, all actions, documents, and agreements necessary to implement any transactions contemplated under this combined Disclosure Statement and Plan, shall have been effectuated or executed;

(c) the absence of any pending or threatened government action or any law that has the effect of or actually does prevent Consummation of any transaction contemplated under this combined Disclosure Statement and Plan;

(d) in the event of the Stand-Alone Plan, the Plan Administrator Agreement shall be executed and the Post-Effective Date Debtor Assets shall have vested in the Post-Effective Date Debtors free and clear of all Claims and Interests, except as specifically provided in the Stand-Alone Plan and the Plan Administrator Agreement; and

(e) in the event of the Sponsored Plan, the Plan Sponsor Agreement shall be fully executed and approved in the Confirmation Order;

13.2 Notice of Effective Date. On or before three (3) Business Days after the Effective Date, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, shall mail or cause to be mailed to all Holders of Claims a notice that informs such Entities of (a) the occurrence of the Effective Date, (b) notice of the Administrative Claim Bar Date and Professional Fee Claim Bar Date, and (c) such other matters as appropriate or as may be ordered by the Bankruptcy Court.

13.3 Waiver of Conditions Precedent to the Effective Date. The Debtors may at any time, without notice or authorization of the Bankruptcy Court, waive any or all of the conditions precedent to the Effective Date set forth in this Article, whereupon the Effective Date shall occur without further action by any Entity, *provided, however*, that the condition specified in section 13.1(a) may not be waived. The Debtors reserve the right to assert that any appeal from the Confirmation Order shall be moot after the Effective Date of the Plan.

13.4 Effect of Non-Occurrence of Effective Date. If each of the conditions specified in this Article have not been satisfied or waived in the manner provided herein within ninety (90) calendar days after the Confirmation Date (or such later date as may extended by the Debtors), then: (i) the Confirmation Order shall be vacated and of no further force or effect; (ii) no Distributions under the Plan shall be made; (iii) the Debtors and all Holders of Claims against or Interests in the Debtors shall be restored to the status quo as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) all of the Debtors' obligations with respect to Claims and Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors, and the Plan shall be deemed withdrawn. Upon such occurrence, the Debtors shall File a written notification with the Bankruptcy Court and serve it upon such parties as the Bankruptcy Court may direct.

ARTICLE XIV
EFFECTS OF CONFIRMATION

14.1 Exculpation, Releases, Injunctions, and Discharge.

Nothing contained in Section 14.1 of the Plan shall prohibit the Holder of a Claim from litigating in the Bankruptcy Court its right to seek to have such Claim declared an Allowed Claim and paid in accordance with the Distribution provisions of the Plan, or enjoin or prohibit the enforcement by the Holder of such Claim of any of the obligations of the Reorganized Debtors or the Plan Administrator, as applicable, under the Plan in the Bankruptcy Court. The exculpations, releases, and injunctions provided for in Section 14.1 of the Plan shall be effective upon the Effective Date.

(a) **Exculpation and Limitation of Liability. Notwithstanding any other provision of the Plan, the Exculpated Parties shall not have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or Affiliates, or any of their successors or assigns, for any act or omission taking place on or after the Petition Date and prior to or on the Effective Date relating to, in any way, or arising from (i) the Chapter 11 Cases; (ii) formulating, negotiating or implementing the combined Disclosure Statement and Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the combined Disclosure Statement and Plan; (iii) the Asset Sales; (iv) any other postpetition act taken or omitted to be taken in connection with or in contemplation of the administration of the Debtors' Estates, the restructuring, sale or liquidation of the Debtors; (v) the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the Confirmation of the Plan, the Consummation of the Plan; or (vi) the administration of the Plan or the property to be distributed under the Plan, except for their bad faith, gross negligence or willful misconduct as determined by a Final Order, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other**

releases, indemnities, exculpations and any other applicable law or rules protecting the Exculpated Parties from liability. The Confirmation Order shall serve as a permanent injunction against any Entity seeking to enforce any claim or cause of action against the Exculpated Parties that has been exculpated pursuant to Section 14.1(a) of the Plan.

(b) **Releases by the Debtors. Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, each of the Debtors, on their own behalf and as a representative of their respective Estates, to the fullest extent permitted under applicable law, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Debtor Released Parties of and from any and all Claims, Causes of Action, interests, obligations, suits, judgments, damages, debts, rights, remedies, set offs, and liabilities of any nature whatsoever, whether liquidated or unliquidated, fixed or Contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, tort, contract, or otherwise, that are or may be based in whole or part on any act, omission, transaction, event, occurrence, or other circumstance, whether direct or derivative, taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors or their operations, their respective Assets, the Estates, or the Chapter 11 Cases, that may be asserted by or on behalf of any of the Debtors or their respective Estates, against any of the Debtor Released Parties.**

(c) **Consensual Third-Party Releases by Holders of Claims. As of the Effective Date, or, solely with respect to Unimpaired Claims, upon the later of the Effective Date or when such Unimpaired Claim is Paid in Full, for good and valuable consideration, the adequacy of which is hereby confirmed, the Releasing Parties shall be deemed to forever release, waive and discharge the Third-Party Released Parties of all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, causes of action and liabilities of any nature whatsoever in connection with or related to the Debtors, the Chapter 11 Cases, or the combined Disclosure Statement and Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise that are or may be based in whole or in part upon any act, omission, transaction, event, or other occurrence taking place or existing on or prior to the Effective Date (other than the rights of Holders of Allowed Claims to enforce the obligations under the Confirmation Order and the Plan);** ***provided, however*****, that nothing in this section shall operate as a release, waiver or discharge of any causes of action or liabilities arising out of gross negligence, willful misconduct, fraud, or criminal acts of any such Released Party as determined by a Final Order.**

(d) **Non-Discharge of the Debtors; Injunction. Under the Stand-Alone Plan, in accordance with Bankruptcy Code section 1141(d)(3), the Plan does not discharge the Debtors. Bankruptcy Code section 1141(c) nevertheless provides, among other things, that the property dealt with by the Plan is free and clear of all Claims and**

Interests against the Debtors. As such, no Entity holding a Claim against the Debtors may receive any payment from, or seek recourse against, any Assets that are to be distributed under the Plan other than Assets required to be distributed to that Entity under the Plan. All parties are precluded from asserting against any property to be distributed under the Plan any Claims, rights, Causes of Action, liabilities, or Interests based upon any act, omission, transaction, or other activity that occurred before the Effective Date except as expressly provided in the Plan or the Confirmation Order.

Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, all Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Interest, from:

> **(1) commencing or continuing in any manner any action or other proceeding of any kind against any of the Estates, Post-Effective Date Debtors, their successors and assigns, and any of their assets and properties;**
>
> **(2) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Estate, the Post-Effective Date Debtors, their successors and assigns, and any of their assets and properties;**
>
> **(3) creating, perfecting or enforcing any encumbrance of any kind against any Estate, the Post-Effective Date Debtors, their successors and assigns, and any of their assets and properties;**
>
> **(4) asserting any right of setoff or subrogation of any kind against any obligation due from any Estate, the Post-Effective Date Debtors or their successors and assigns, or against any of their assets and properties, except to the extent a right to setoff or subrogation is asserted with respect to a timely filed proof of Claim; or**
>
> **(5) commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim, Interest or Cause of Action released under Article XIV of the Plan.**

Any Entity injured by any willful violation of such injunction may seek actual damages and, in appropriate circumstances, may seek punitive damages from the willful violator.

(*e*) <u>Discharge of the Debtors; Injunction</u>. Under the Sponsored Plan, pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims

resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action against the Debtors of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action against the Debtors that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties given on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. Any default or "event of default" by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, all Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Interest, from:

(1) commencing or continuing in any manner any action or other proceeding of any kind against any of the Estates, the Post-Effective Date Debtors, their successors and assigns, and any of their assets and properties;

(2) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Estate, the Post-Effective Date Debtors, their successors and assigns, and any of their assets and properties;

(3) creating, perfecting or enforcing any encumbrance of any kind against any Estate, the Post-Effective Date Debtors, their successors and assigns, and any of their assets and properties;

(4) asserting any right of setoff or subrogation of any kind against any obligation due from any Estate, the Post-Effective Date Debtors or their successors and assigns, or against any of their assets and properties, except to the extent a right to setoff or subrogation is asserted with respect to a timely filed proof of Claim; or

> **(5) commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim, Interest or Cause of Action released under Article XIV of the Plan.**

Any Entity injured by any willful violation of such injunction may seek actual damages and, in appropriate circumstances, may seek punitive damages from the willful violator.

14.2 Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the closing of the Chapter 11 Cases.

ARTICLE XV
RETENTION OF JURISDICTION

15.1 Exclusive Jurisdiction of Bankruptcy Court. Pursuant to Bankruptcy Code sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a) allow, disallow, determine, subordinate, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest (whether filed before or after the Effective Date and whether or not Contingent, Disputed or unliquidated or for contribution, indemnification or reimbursement), including the compromise, settlement and resolution of any request for payment of any Claims or Interests, the resolution of any Objections to the allowance or priority of Claims or Interests and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any Objection to such Claim or Interest to the extent permitted under applicable law;

(b) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

(c) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters, including, but not limited to, all Causes of Action, and consider and act upon the compromise and settlement of any Claim or Interest, or Cause of Action;

(d) determine and resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

(e) ensure that all Distributions to Holders of Allowed Claims under the Plan and the performance of the provisions of the Plan are accomplished as provided herein and

resolve any issues relating to Distributions to Holders of Allowed Claims pursuant to the provisions of the Plan;

(f) construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with Bankruptcy Code section 1142, as may be necessary for the enforcement, implementation, execution and Consummation of the Plan and all contracts, instruments, releases, other agreements or documents created in connection with the Plan, including, without limitation, the Disclosure Statement and the Confirmation Order, for the maintenance of the integrity of the Plan in accordance with Bankruptcy Code sections 524 and 1141 following the occurrence of the Effective Date;

(g) determine and resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation, implementation or enforcement of the Plan (and all exhibits and schedules to the Plan) or the Confirmation Order, including the releases and injunction provisions set forth in and contemplated by the Plan or the Confirmation Order, or any entity's rights arising under or obligations incurred in connection therewith;

(h) modify the combined Disclosure Statement and Plan or the Confirmation Order before or after the Effective Date, pursuant to Bankruptcy Code section 1127, as well as any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the combined Disclosure Statement and Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code and the Plan;

(i) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with Consummation, implementation or enforcement of the Plan or the Confirmation Order;

(j) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(k) determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the combined Disclosure Statement and Plan or the Confirmation Order;

(l) determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m) hear and determine matters concerning state, local and federal taxes in accordance with Bankruptcy Code sections 346, 505 and 1146;

(n) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(o) determine and resolve controversies related to the Estates, the Debtors, or the Post-Effective Date Debtors, from and after the Effective Date;

(p) hear and determine any other matter relating to the combined Disclosure Statement and Plan; and

(q) enter a final decree closing any or all of the Chapter 11 Cases.

ARTICLE XVI
MISCELLANEOUS PROVISIONS

16.1 Modification of the Plan. The Debtors may alter, amend, or modify the Plan or any exhibits or schedules hereto under Bankruptcy Code section 1127(a) at any time prior to or after the Confirmation Date but prior to the substantial Consummation of the Plan, provided, however, that any such alteration, amendment or modification does not materially and adversely affect the treatment of Holders of Claims or Interests under the Plan. Any Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such Holder.

16.2 Revocation, Withdrawal, or Non-Confirmation of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Hearing. If the Plan is revoked or withdrawn prior to the Confirmation Hearing, or if the Plan is not confirmed by the Bankruptcy Court, then:

(a) the Plan shall be null and void in all respects, and

(b) nothing contained in the combined Disclosure Statement and Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Entity, (ii) prejudice in any manner the rights of the Debtors or any other Entity, or (iii) constitute an admission of any sort by the Debtors or any other Entity.

16.3 Binding Effect. Except as otherwise provided in Bankruptcy Code section 1141(d)(3) and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any Holder of a Claim against, or Interest in, the Debtors and such Holder's respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder has accepted the Plan.

16.4 Subordination Rights. The classification and manner of satisfying all Claims and the respective Distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims in each Class in connection with the contractual, legal and equitable subordination rights relating thereto, whether arising under contract, general principles of equitable subordination, Bankruptcy Code section 510(b) or otherwise. All subordination rights that a Holder of a Claim may have with respect to any Distribution to be

made under the Plan shall be implemented through the Plan, and all actions by such Holder of a Claim related to the enforcement of such subordination rights shall be enjoined permanently. The provisions of any contractual or structural subordination of Claims shall remain enforceable by the Reorganized Debtors or the Plan Administrator, as applicable, on behalf of the Estates after the occurrence of the Effective Date. Without limitation hereunder, the Reorganized Debtors or the Plan Administrator, as applicable, on behalf of the Estates, may likewise enforce any right of the Debtors or the Estates to equitably or otherwise subordinate Claims under Bankruptcy Code section 510, which rights are deemed transferred to, remain and are preserved in the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, except as otherwise expressly set forth herein or as expressly provided in a Final Order of the Bankruptcy Court in the Chapter 11 Cases.

16.5 Severability of Plan Provisions. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may be altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

16.6 Payment of Statutory Fees; Filing of Quarterly Reports. All fees payable pursuant to United States Code title 28 section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date shall be paid by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable. The Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall have the obligation to pay quarterly fees to the U.S. Trustee pursuant to United States Code title 28 section 1930 for each and every Debtor until its particular case is closed (pursuant to Section 11.19 of the Plan or otherwise), dismissed or converted. Notwithstanding anything to the contrary in the Plan, the U.S. Trustee shall not be required to file any proofs of Claim with respect to quarterly fees payable pursuant to United State Code title 28 section 1930.

16.7 Exemption from Section 1146. Pursuant to Bankruptcy Code section 1146(a), under the Plan, (i) the issuance, distribution, transfer or exchange of any debt, equity security or other interest in the Debtors, or (ii) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be taxed under any law imposing a stamp tax or similar tax. To the extent that the Reorganized Debtors or Plan Administrator elect to sell any property prior to or after the Confirmation Date, such sales of property will be exempt from any transfer taxes in accordance with Bankruptcy Code section 1146(c). All subsequent issuances, transfers or exchanges of securities, or the making or delivery of any instrument of transfer by the Debtors in the Chapter 11 Cases shall be deemed to be or have been done in furtherance of the Plan.

16.8 Closing of Chapter 11 Cases; Caption Change. As of the Effective Date, the Reorganized Debtors or Post-Effective Date Debtors, as applicable may submit separate orders to the Bankruptcy Court under certification of counsel closing the Chapter 11 Cases of all of the Debtors except for Debtor JetFleet Holding Corp., and changing the caption of the Chapter 11 Cases accordingly. Nothing in the Plan shall authorize the closing of any case effective as of a date that precedes the date any such order is entered, and any request for such relief shall be made on motion served on the U.S. Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the Filing of a motion to close the Chapter 11 Case of JetFleet Holding Corp., the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Rule 3022-1(c).

16.9 Filing of Additional Documents. On or before the Effective Date of the Plan, the Debtors may issue, execute, deliver, and File with the Bankruptcy Court or record any agreements and other documents, and take any action as may be necessary or appropriate to effectuate, consummate and further evidence the terms and conditions of the Plan.

16.10 Insurance. Confirmation of the Plan and the occurrence of the Effective Date shall have no effect on the Insurance Contracts or the terms and conditions thereof. Each Insurer is prohibited from, and the Confirmation Order shall include an injunction against, denying, refusing, altering, or delaying coverage on any basis regarding or related to the Chapter 11 Cases, the Plan or any provision within the Plan, including the treatment or means of liquidation set out within the Plan for insured Claims.

16.11 Successors and Assigns. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.

16.12 Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules or other federal laws is applicable, and subject to the provisions of any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the construction, implementation and enforcement of the Plan and all rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles which would apply the law of a jurisdiction other than the State of Delaware or the United States of America.

16.13 Exhibits and Schedules. All exhibits and schedules annexed hereto, and all documents submitted in support hereof, are incorporated into and are a part of the Plan as if set forth in full herein. Holders of Claims and Interests may obtain copies of the Filed exhibits and schedules upon written request to the Debtors. Upon their Filing, the exhibits and schedules may be inspected in the Office of the Clerk of the Bankruptcy Court or its designee during normal business hours. The documents contained in the exhibits and schedules shall be approved by the Bankruptcy Court pursuant to the Confirmation Order. To the extent any exhibit or schedule annexed hereto is inconsistent with the Plan, the contents of the Plan shall control.

16.14 Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

16.15 Reservation of Rights. The Filing of the combined Disclosure Statement and Plan or any statement or provision contained in the combined Disclosure Statement and Plan, or the taking of any action by the Debtors with respect to the Plan, except as provided for in this combined Disclosure Statement and Plan, shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims and Interests.

Dated: August 31, 2021

AeroCentury Corp., et al.

/s/ *Hal Lyons*

Name: Hal Lyons
Title: Chief Financial Officer

EXHIBIT A

Liquidation Analysis

LIQUIDATION ANALYSIS

I. Introduction

Under the "best interests" test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan unless the plan provides each holder of an allowed claim or interest that does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. To assess whether the Plan satisfies the best interests test, the Debtors, with the assistance of their advisors, have prepared the hypothetical liquidation analysis described herein (the "Liquidation Analysis"). The Liquidation Analysis sets forth an estimated range of recovery values for each Class of Claims and Interests upon disposition of Assets pursuant to a hypothetical chapter 7 liquidation as compared to recoveries under the Stand-Alone Plan. While recoveries under the Sponsored Plan are uncertain as of the filing of this Liquidation Analysis, such recoveries would necessarily be greater than those under the Stand-Alone Plan. The Liquidation Analysis is based on certain assumptions discussed in the combined Disclosure Statement and Plan and in the accompanying notes to the Liquidation Analysis. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the combined Disclosure Statement and Plan to which this Liquidation Analysis is attached.

II. Statement of Limitations

The preparation of a liquidation analysis, such as this Liquidation Analysis, is an uncertain process involving the use of estimates and assumptions that, although considered reasonable by the Debtors, based upon their business judgment and input from their advisors, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies, most of which are difficult to predict and many of which are beyond the control of the Debtors or their advisors. The values stated herein have not been subject to any review, compilation or audit by any independent accounting firm. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. As a result, the actual amount of claims against the Debtors' Estates could vary significantly from the estimates stated herein, depending on the nature and amount of claims asserted during the pendency of a chapter 7 case. Similarly, the value of the Debtors' Assets in a liquidation scenario is uncertain and could vary significantly from the values set forth in the Liquidation Analysis. The Liquidation Analysis was prepared for the sole purpose of generating a reasonably good faith estimate of the proceeds that would be generated if the Debtors' Assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. Accordingly, neither the Debtors nor their advisors make any representation or warranty that the actual results would or would not approximate the estimates and assumptions reflected in the Liquidation Analysis. Actual results could vary materially.

Nothing contained in the Liquidation Analysis is intended to be or constitutes a concession or admission by the Debtors. The actual amount of allowed claims in the Chapter 11 Cases could materially differ from the estimated amounts set forth in the Liquidation Analysis.

III. Liquidation Date and Appointment of a Chapter 7 Trustee

The Liquidation Analysis represents an estimate of recovery values based upon a hypothetical liquidation of the Debtors' Estates if the Chapter 11 Cases were converted to a case under chapter 7 of the Bankruptcy Code on September 30, 2021 (the "Conversion Date") and a chapter 7 trustee (the "Trustee") was appointed to convert all Assets into Cash. In this hypothetical scenario, the Trustee would satisfy Claims by converting all of the Assets of the Debtors into cash by selling all remaining certain Assets owned by the Debtors as in a rapid sale. There can be no assurance that the recoveries realized from the sale of the Assets would, in fact, approximate the amounts reflected in this Liquidation Analysis. Under section 704 of the Bankruptcy Code, a trustee must, among other duties, collect and convert the property of the Estate as expeditiously as possible (generally at distressed prices), taking into account the best interests of stakeholders.

IV. Global Notes and Assumptions

The Liquidation Analysis should be read in conjunction with the following notes and assumptions:

a. *Dependence on Assumptions*. The Liquidation Analysis depends on a number of estimates and assumptions that, although developed and considered reasonable by management and the Debtors' advisors, are inherently subject to significant economic, business, regulatory, and competitive uncertainties and contingencies beyond the control of the Debtors or their management. The Liquidation Analysis is also based on the Debtors' best judgment of how numerous decisions in the liquidation process would be resolved. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

b. *Additional Claims*. The cessation of business in a liquidation is likely to trigger certain Claims that otherwise would not exist under a plan. Examples of these kinds of Claims include various potential tax liabilities, claims related to the rejection of unexpired leases and executory contracts and other potential Allowed Claims. Some of these Claims could be significant and may be entitled to priority in payment over General Unsecured Claims. Those priority claims would be Paid in Full before any proceeds from liquidation would be made available to pay General Unsecured Claims or to make any Distribution in respect of equity interests.

c. *Dependence on Unaudited Financial Statements*. This Liquidation Analysis is based, in part, on unaudited financial statements, which may differ from actual results.

d. *Preference or Fraudulent Transfers*. No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code, including potential preference or fraudulent transfer actions due to, among other issues, uncertainty and anticipated disputes about these matters.

e. *Chapter 11 Process*. The Liquidation Analysis assumes that the Debtors' Chapter 11 Cases will be converted to a case under chapter 7 of the Bankruptcy Code at approximately the time of the Debtors' projected hearing on confirmation of the Plan, on or about September 30, 2021.

f. *Valuation and Timeline*. The Liquidation Analysis is based on the book values of the Debtors' Assets and liabilities as of May 31, 2021, or more recent values where available, or as estimated based on the most recent cashflow forecast. The Debtors' management team believes that the May 31, 2021 book value of Assets and certain liabilities are a proxy for such book values as of the Liquidation Date. This Liquidation Analysis assumes the Debtors' remaining Assets will be sold in a [rapid sale under a three-month liquidation process (the "Liquidation Timeline")] under the direction of the Trustee, utilizing the Debtors' resources and third-party advisors. During this period, the Debtors would [continue to operate] while the Assets are marketed and sold. Following the liquidation of the Debtors' primary Assets, the remaining operations of the Debtors would be wound down by the Chapter 7 Trustee over a period of three to four months (the "Wind-Down Period"). The Liquidation Analysis is also based on the assumptions that the Debtors have continued access to: (i) cash collateral during the course of the Liquidation Timeline and the wind-down of the Estates to fund wind down expenses and (ii) accounting, treasury, IT, investor relations and other management services needed to wind down the Estates.

g. *Gross Proceeds*. This Liquidation Analysis assumes that the Cash amount (the "Gross Proceeds") that would be available for satisfaction of allowed claims and interests would consist of the net proceeds resulting from the disposition of the Assets and properties of the Debtors, augmented by the Cash held by the Debtors at the time of the commencement of the liquidation activities.

h. *Distribution of Net Proceeds*. This Liquidation Analysis assumes that Gross Proceeds would be distributed in accordance with the absolute priority rule found in sections 726 and 1129(b) of the Bankruptcy Code. Such cash amount would be distributed, in accordance with, and as required by, applicable law: (i) first, for payment of liquidation and wind down expenses, trustee fees, and professional fees attributable to the liquidation and wind down (together, the "Wind Down Expenses"); (ii) second, to pay the costs and expenses of other administrative and certain priority tax claims that may arise from the termination of the Debtors' operations; (iii) third, to pay the amounts allowed on other priority claims; (iv) fourth, to pay amounts on allowed on other secured claims; and (v) fifth, to pay any amounts on Allowed General Unsecured Claims (including any remaining PPP Loan Claims). Any remaining net cash would be distributed to creditors Holders of Interests. Recoveries from the potential causes of action have not been estimated for the Liquidation Analysis.

V. Conclusion

The Debtors have determined, as summarized in the following analysis, that confirmation of the Plan will provide all creditors with a recovery equal to or greater than the amount they would receive pursuant to a liquidation of the Debtors' Assets under chapter 7 of the Bankruptcy Code.

VI. Consolidated Analysis

Asset recovery estimates presented in this Liquidation Analysis are based on the Debtors' unaudited balance sheet as of May 31, 2021 and updated where noted. The following Liquidation Analysis should be reviewed in conjunction with the associated notes.

Notes to Liquidation Analysis

A. *Cash and Short-Term Investments*: Represents estimated pro forma cash balance as of the Conversion Date and based on the current cash flow forecast.

B. *Finance Lease Receivable*: Represents estimated realizable value of one (1) unencumbered aircraft not included in the sale to Drake Asset Management Limited

C. *Assets Held For Sale*: Included certain spare aircraft parts not included in the sale to Worthington Aviation LLC

D. *Tax Receivable*: Represents income tax refund payable to one of the Debtors' wholly owned foreign subsidiaries

E. *JHC Series B Preferred Stock*: Represents aggregate amount redeemable to Legacy ACY Shareholders

F. *New Investment Proceeds*: Represents total investment amount funded in connection with the Plan Sponsor Agreement

G. *Chapter 7 Trustee Fees*: The Liquidation Analysis includes trustee fees of 3% on all noncash Asset sale proceeds.

H. *Chapter 7 Professional Fees*: The chapter 7 professional fees include estimated costs for legal counsel retained by the chapter 7 Trustee.

I. *Orderly Wind-Down Costs*: Includes costs associated with wind-down activities including, but not limited to, reconciling claims, public reporting obligations and winding down the Estates.

J. *Chapter 11 Post-Emergence Costs:* Reflects operating costs incurred from the period following the emergence from bankruptcy through monetization of all remaining Assets.

K. *JHC Series A Preferred Stock Funding*: Includes (i) purchase of JHC Series A Preferred Stock Funding, (ii) transfer of tax refund proceeds to JHC and (iii) remaining cash balance in JHC wholly owned non-Debtor subsidiaries.

L. Emergence Cash Balance: Represents forecasted the Reorganized Debtors' cash balance before payment of claims pursuant to the Plan of Reorganization

M. *Administrative Claims*: Administrative claims relate to estimated unpaid post-petition professional fees totaling $1.0 million as of September 30, 2021. All other post-petition expenses incurred to monetize non-cash assts are fully accounted for within the pro-forma cash balance.

N. *PPP Loan Claims*: The low end of the range anticipates that the Debtors' remaining PPP Loan will be forgiven prior to conversion to Chapter 7. The high end of the range assumes that the Loan is outstanding as of the Conversion Date.

O. *General Unsecured Creditor Claims*: General Unsecured Creditor claims include ordinary course trade payable claims and reflects amounts not expected paid through one of the first day motions or as of the Chapter 7 Conversion Date

P. *Equity Interests*: Reflects potential recovery to holders of the Debtor AeroCentury's common stock (NYSEAM:ACY) excluding the value of stock retained by holders in connection with the Plan Sponsor Agreement

	Book Value	Chapter 7 Liquidation – Recovery Estimate $ Low	Chapter 7 Liquidation – Recovery Estimate $ High	Chapter 7 Liquidation – Recovery Estimate % Low	Chapter 7 Liquidation – Recovery Estimate % High	Proposed Chapter 11 – Recovery Estimate $ Low	Proposed Chapter 11 – Recovery Estimate $ High	Proposed Chapter 11 – Recovery Estimate % Low	Proposed Chapter 11 – Recovery Estimate % High
Assets									
Cash and Cash Equivalents	$ 1,495,917	$ 1,495,917	$ 1,495,917	100%	100%	$ 1,495,917	$ 1,495,917	100%	100%
Accounts Receivable	-	-	-	-	-	-	-	-	-
Finance Lease Receivable	1,026,000	-	-	0%	0%	500,000	700,000	49%	68%
Aircraft and Aircraft Engines Held For Lease	-	-	-	-	-	-	-	-	-
Assets Held For Sale	53,000	-	10,000	0%	19%	10,000	25,000	19%	47%
Property, Equipment and Furnishings, net	10,800	-	-	0%	0%	-	-	0%	0%
Office Lease Right Of Use	114,800	-	-	0%	0%	-	-	0%	0%
Deferred Tax Asset	3,700	-	-	0%	0%	-	-	0%	0%
Tax Receivable	1,137,890	1,137,890	1,137,890	100%	100%	1,137,890	1,137,890	100%	100%
JHC Series B Preferred Stock	1,000,000	-	-	0%	0%	1,000,000	1,000,000	100%	100%
New Investment Proceeds	11,000,000	-	-	0%	0%	11,000,000	11,000,000	100%	100%
Total Assets	**$ 3,842,107**	**$ 2,633,807**	**$ 2,643,807**	**69%**	**69%**	**$ 15,143,807**	**$ 15,358,807**	**394%**	**400%**
Chapter 7 Administrative Claims									
Chapter 7 Trustee Fees		$ (79,014)	$ (79,314)			$ -	$ -		
Chapter 7 Professional Fees		(300,000)	(150,000)			-	-		
Orderly Wind Down Costs		(750,000)	(500,000)			-	-		
Net Liquidation Adjustments		**$ (1,129,014)**	**$ (729,314)**			**$ -**	**$ -**		
Chapter 11 Post-Emergence Cash Flow (Burn)		$ -	$ -			$ (250,000)	$ (100,000)		
Funding to Consolidated Subsidiary		$ -	$ -			$ (3,537,890)	$ (3,537,890)		
Emergence Cash Balance		$ -	$ -			$ (8,305,572)	$ (8,670,572)		
Cash Proceeds Available For Distribution		**$ 1,504,793**	**$ 1,914,493**			**$ 3,050,345**	**$ 3,050,345**		

		Chapter 7 – Claim Amount	Chapter 7 – Recovery Estimate $ Low	Chapter 7 – Recovery Estimate $ High	Chapter 7 – Recovery Estimate % Low	Chapter 7 – Recovery Estimate % High	Chapter 11 – Claim Amount	Chapter 11 – Recovery Estimate $ Low	Chapter 11 – Recovery Estimate $ High	Chapter 11 – Recovery Estimate % Low	Chapter 11 – Recovery Estimate % High
Administrative Claims		$ 960,345	$ 960,345	$ 960,345	100%	100%	$ 960,345	$ 960,345	$ 960,345	100%	100%
Class 1	Priority Non-Tax Claims	-	-	-	0%	0%	-	-	-	0%	0%
Class 2	Other Secured Claims	-	-	-	0%	0%	-	-	-	0%	0%
Class 3	Prepetition Loan Claims	-	-	-	0%	0%	-	-	-	0%	0%
Class 4	PPP Loan Claims	170,216	170,216	170,216	100%	100%	-	-	-	0%	0%
Class 5	General Unsecured Claims	200,000	200,000	200,000	100%	100%	90,000	90,000	90,000	100%	100%
Class 6	Intercompany Claims	-	-	-	0%	0%	-	-	-	0%	0%
Class 7	Interests	n/a	174,232	583,932	n/a	n/a	n/a	2,000,000	2,000,000	n/a	n/a
			$ 1,504,793	**$ 1,914,493**				**$ 3,050,345**	**$ 3,050,345**		

Exhibit B

Effective Date Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11
AEROCENTURY CORP., *et al.*,[1]	Case No. 21-10636 (JTD)
Debtors.	(Jointly Administered)
	Re: Docket No. ____

NOTICE OF (I) ENTRY OF CONFIRMATION ORDER, (II) OCCURRENCE OF EFFECTIVE DATE, AND (III) RELATED BAR DATES

TO: ALL PARTIES IN INTEREST

PLEASE TAKE NOTICE THAT:

Confirmation of Plan. On [____________], the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered its *Findings of Fact, Conclusions of Law and Order Approving and Confirming the Combined Disclosure Statement and Joint Chapter 11 Plan of AeroCentury Corp., and its Affiliated Debtors* [Docket No. ___] (the "Confirmation Order"). Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings ascribed to such terms in the *Combined Disclosure Statement and Joint Chapter 11 Plan of Liquidation of the AeroCentury Corp., and its Affiliated Debtors* [Docket No. ___] (the "Plan").[2] Copies of the Confirmation Order and the Plan may be obtained by accessing http://www.kccllc.net/aerocentury.

Effective Date. The Effective Date of the Plan occurred on [______]. Each of the conditions precedent to consummation of the Plan enumerated in Section 13.1 of the Plan have been satisfied and/or waived as provided in Section 13.3 of the Plan.

Distribution Record Date. The date for determining the Holders of Class 7 Interests entitled to receive Distributions pursuant to the Plan shall be [______].

Release, Exculpation, and Injunction. Pursuant to the Confirmation Order, the release, injunction, and exculpation provisions in Article XIV of the Plan are now in full force and effect.

Bar Date for Administrative Expense Claims. In accordance with Section 6.1 of the Plan, unless required to be filed by an earlier date by another order of this Court, any Holder of an Administrative Claim that arose after the Petition Date, but prior to the Effective Date, other than a Professional Fee Claim or a claim for U.S. Trustee Fees, must file with this Court and serve on

---

1 The Debtors in these chapter 11 cases, along with the last four digits of their federal employer identification number, are: AeroCentury Corp. (3974); JetFleet Holding Corp. (5342); and JetFleet Management Corp. (0929). The Debtors' mailing address is 1440 Chapin Avenue, Suite 310, Burlingame, CA 94010.

2 Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Confirmation Order, as applicable.

(i) the Reorganized Debtors and their counsel, (ii) the U.S. Trustee, and (iii) all parties requesting notice pursuant to Bankruptcy Rule 2002, a request for payment of such Administrative Claim so as to be received by **4:00 p.m. (ET)** on [________________] (the "Administrative Claims Bar Date"). Such request must include at a minimum: (i) the name of the Debtor(s) that are purported to be liable for the Administrative Claim; (ii) the name of the Holder of the Administrative Claim; (iii) the amount of the Administrative Claim; (iv) the basis of the Administrative Claim; and (v) all supporting documentation for the Administrative Claim. Any Administrative Claim that is not timely filed as set forth above will be forever barred, and holders of such Administrative Claims will not be able to assert such Claims in any manner against the Reorganized Debtors, the Debtors, their Estates, or their respective successors or assigns or their respective property.

Bar Date for Professional Fee Claims. In accordance with the Section 6.1 of the Plan, Professionals asserting Professional Fee Claims for services rendered by Professionals in connection with the Chapter 11 Cases from the Petition Date through and including the Effective Date must File an application for allowance and payment of such Professional Fee Claim no later than **5:00 p.m. (ET)** on [   ] (the "Professional Fee Claims Bar Date"). Objections to any applications of Retained Professionals must be filed by no later than twenty-one (21) days after service of the applicable final application for allowance and payment of Professional Fee Claims.

Bar Date for Rejection Damages. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, Section XII(a) of the Plan provides for the assumption, assumption and assignment, or rejection of certain Executory Contracts. On the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, each of the Executory Contracts not previously assumed, or assumed and assigned as applicable in accordance with the Plan or rejected pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract (1) identified in the Plan Supplement as an Executory contract to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code). Any and all Claims arising from the rejection of Executory Contracts under the Plan (the "Rejection Damage Claims") must be filed and served on the Reorganized Debtors **no later than [   ]** (the "Rejection Claims Bar Date"), *provided,* that the foregoing deadline shall apply only to Executory Contracts that are rejected automatically by operation of Article XII of the Plan. Holders of Rejection Damage Claims that are required to File and serve a request for such payment of Rejection Damage Claims that do not file and serve such a request by the Rejection Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Rejection Damage Claims against the Debtors, the Reorganized Debtors, or their respective property. Subject to further order of the Bankruptcy Court, any requests for payment of Rejection Damage Claims that are not properly Filed and served by the Rejection Claims Bar Date shall not appear on the Claims Register and shall be disallowed automatically without the need for further action by the Debtors or the Reorganized Debtors, or further order of the Bankruptcy Court.

Dated: ____________, 2021
Wilmington, Delaware

Joseph M. Barry (No. 4221)
Ryan M. Bartley (No. 4985)
Michael S. Neiburg (No. 5275)
Joseph M. Mulvihill (No. 6061)
S. Alexander Faris (No. 6278)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
1000 N. King Street
Rodney Square
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
E-mails: jbarry@ycst.com
rbartley@ycst.com
jmulvihill@ycst.com
afaris@ycst.com

-and-

Lorenzo Marinuzzi (admitted *pro hac vice*)
Raff Ferraioli (admitted *pro hac vice*)
MORRISON & FOERSTER LLP
250 West 55th Street
New York, NY 10019-9601
Telephone: (212) 468-8000
Facsimile: (212) 468-7900
E-mails: lmarinuzzi@mofo.com
rferraioli@mofo.com

Counsel to the Reorganized Debtors